Exhibit 1.3

Consolidated Financial Statements and Notes

FOR THE YEARS ENDED DECEMBER 31, 2018 AND DECEMBER 31, 2017

Management’s Responsibility For Financial Reporting

The accompanying Consolidated Financial Statements of Pan American Silver Corp. were prepared by management, which is responsible for the integrity and fairness of the information presented, including the many amounts that must of necessity be based on estimates and judgments. These Consolidated Financial Statements were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board (“IASB”). Financial information appearing throughout our management’s discussion and analysis is consistent with these Consolidated Financial Statements.
In discharging our responsibility for the integrity and fairness of the consolidated financial statements and for the accounting systems from which they are derived, we maintain the necessary system of internal controls designed to ensure that transactions are authorized, assets are safeguarded and proper records are maintained. These controls include quality standards in hiring employees, policies and procedure manuals, a corporate code of conduct and accountability for performance within appropriate and well-defined areas of responsibility.
The Board of Directors of Pan American Silver Corp. (the "Board") oversees management’s responsibilities for financial reporting through an Audit Committee, which is composed entirely of directors who are neither officers nor employees of Pan American Silver Corp. The Audit Committee reviews our consolidated financial statements and recommends them to the Board for approval. Other key responsibilities of the Audit Committee include reviewing our existing internal control procedures and planned revisions to those procedures, and advising the directors on auditing matters and financial reporting issues.
Deloitte LLP, Independent Registered Public Accounting Firm appointed by the shareholders of Pan American Silver Corp. upon the recommendation of the Audit Committee and the Board, have performed an independent audit of the Consolidated Financial Statements and their report follows. The auditors have full and unrestricted access to the Audit Committee to discuss their audit and related findings.

"signed"	"signed"
Michael Steinmann	A. Robert Doyle
Chief Executive Officer	Chief Financial Officer

March 12, 2019

PAN AMERICAN SILVER CORP.	2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Pan American Silver Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Pan American Silver Corp. and subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows, for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2019, expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada

March 12, 2019

We have served as the Company's auditor since 1993.

PAN AMERICAN SILVER CORP.	3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Pan American Silver Corp.

Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Pan American Silver Corp. and subsidiaries (the “Company”) as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2018, of the Company and our report dated March 12, 2019, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable

PAN AMERICAN SILVER CORP.	4

assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada

March 12, 2019

PAN AMERICAN SILVER CORP.	5

Consolidated Statements of Financial Position (in thousands of U.S. dollars)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents (Note 25)	$138,510	$175,953
Short-term investments (Note 9)	74,004	51,590
Trade and other receivables	96,091	109,746
Income taxes receivable	13,108	16,991
Inventories (Note 10)	214,465	218,715
Derivative financial instruments (Note 8)	640	1,092
Assets held for sale (Note 11)	—	7,949
Prepaid expenses and other current assets	11,556	13,434
	548,374	595,470
Non-current assets
Mineral properties, plant and equipment (Note 11)	1,301,002	1,336,683
Long-term refundable tax	70	80
Deferred tax assets (Note 28)	12,244	2,679
Investment in associates (Note 13)	70,566	55,017
Other assets (Note 14)	2,163	346
Goodwill (Note 12)	3,057	3,057
Total Assets	$1,937,476	$1,993,332

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 15)	$131,743	$139,698
Loans payable (Note 16)	—	3,000
Derivative financial instruments (Note 8)	51	1,906
Current portion of provisions (Note 17)	5,072	8,245
Current portion of finance lease (Note 18)	5,356	5,734
Income tax payable	8,306	26,131
	150,528	184,714
Non-current liabilities
Long-term portion of provisions (Note 17)	70,083	61,248
Deferred tax liabilities (Note 28)	148,819	171,228
Long-term portion of finance lease (Note 18)	1,320	1,825
Deferred revenue (Note 13)	13,288	12,017
Other long-term liabilities (Note 19)	25,425	26,954
Share purchase warrants (Note 13)	14,664	14,295
Total Liabilities	424,127	472,281

Equity
Capital and reserves (Note 20)
Issued capital	2,321,498	2,318,252
Share option reserve	22,573	22,463
Investment revaluation reserve	208	1,605
Deficit	(836,067)	(825,470)
Total Equity attributable to equity holders of the Company	1,508,212	1,516,850
Non-controlling interests	5,137	4,201
Total Equity	1,513,349	1,521,051
Total Liabilities and Equity	$1,937,476	$1,993,332
Commitments and contingencies (Notes 8, 29); subsequent events (Note 31)
See accompanying notes to the consolidated financial statements
APPROVED BY THE BOARD ON MARCH 12, 2019

"signed"	Ross Beaty, Director	"signed"	Michael Steinmann, Director

PAN AMERICAN SILVER CORP.	6

Consolidated Income Statements (in thousands of U.S. dollars except per share amounts)

	2018	2017
Revenue (Note 26)	$784,495	$816,828
Cost of sales
Production costs (Note 21)	(515,636)	(500,670)
Depreciation and amortization (Note 11)	(147,289)	(122,888)
Royalties	(20,673)	(24,510)
	(683,598)	(648,068)
Mine operating earnings	100,897	168,760

General and administrative	(22,649)	(21,397)
Exploration and project development	(11,138)	(19,755)
Foreign exchange (losses) gains	(9,326)	1,823
Impairment (charges) reversals (Note 12)	(27,789)	61,554
Gains on commodity and foreign currency contracts (Note 8)	4,930	606
Gains on sale of mineral properties, plant and equipment (Note 11)	7,973	191
Share of income from associate and dilution gain (Note 13)	13,679	2,052
Transaction costs(1)	(10,229)	—
Other expense	(3,659)	(5,505)
Earnings from operations	42,689	188,329

(Loss) gain on derivatives (Note 8)	(1,078)	64
investment (loss) income	(284)	1,277
Interest and finance expense (Note 23)	(8,139)	(7,185)
Earnings before income taxes	33,188	182,485
Income tax expense (Note 28)	(21,147)	(59,034)
Net earnings for the year	$12,041	$123,451

Attributable to:
Equity holders of the Company	10,294	120,991
Non-controlling interests	1,747	2,460
	$12,041	$123,451

Earnings per share attributable to common shareholders (Note 24)
Basic earnings per share	$0.07	$0.79
Diluted earnings per share	$0.07	$0.79
Weighted average shares outstanding (in 000’s) Basic	153,315	153,070
Weighted average shares outstanding (in 000’s) Diluted	153,522	153,353

See accompanying notes to the consolidated financial statements.

(1)	Transaction costs incurred as part of the acquisition of Tahoe Resources Inc. described in Note 31.

PAN AMERICAN SILVER CORP.	7

Consolidated Statements of Comprehensive Income (in thousands of U.S. dollars)

	2018	2017
Net earnings for the year	$12,041	$123,451
Items that may be reclassified subsequently to net earnings:
Unrealized net gains on short-term investments (net of $nil tax in 2018 and 2017)	993	810
Reclassification adjustment for realized (gains) losses on short-term investments to earnings	(788)	361
Total comprehensive earnings for the year	$12,246	$124,622

Total comprehensive earnings attributable to:
Equity holders of the Company	$10,499	$122,162
Non-controlling interests	1,747	2,460
	$12,246	$124,622

See accompanying notes to the consolidated financial statements.

PAN AMERICAN SILVER CORP.	8

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

	2018	2017
Cash flow from operating activities
Net earnings for the period	$12,041	$123,451

Current income tax expense (Note 28)	53,901	62,877
Deferred income tax recovery (Note 28)	(32,754)	(3,843)
Interest recovery (Note 23)	(678)	(1,179)
Depreciation and amortization (Note 11)	147,289	122,888
Impairment charges (reversals) (Note 12)	27,789	(61,554)
Accretion on closure and decommissioning provision (Note 17)	6,524	5,973
Unrealized foreign exchange losses (gains)	10,337	(383)
Gain on sale of mineral properties, plant and equipment	(7,973)	(191)
Project development write-down	—	1,898
Other operating activities (Note 25)	17,724	12,663
Changes in non-cash operating working capital (Note 25)	(4,261)	11,709
Operating cash flows before interest and income taxes	$229,939	$274,309

Interest paid	(1,684)	(2,367)
Interest received	1,944	1,462
Income taxes paid	(75,221)	(48,845)
Net cash generated from operating activities	$154,978	$224,559

Cash flow from investing activities
Payments for mineral properties, plant and equipment	$(144,348)	$(142,232)
Acquisition of mineral interests	(7,500)	(20,219)
Net purchase of short-term investments	(25,554)	(14,267)
Proceeds from sale of mineral properties, plant and equipment	15,781	1,674
Purchase of shares in associate (Note 13)	—	(2,473)
Net proceeds (payments) from commodity, diesel fuel swaps, and foreign currency contracts	2,449	(304)
Net cash used in investing activities	$(159,172)	$(177,821)

Cash flow from financing activities
Proceeds from issue of equity shares	$1,081	$2,606
Distributions to non-controlling interests	(2,020)	(1,052)
Dividends paid	(21,284)	(15,314)
Repayment of credit facility	—	(36,200)
(Repayment of) proceeds from short-term loans (Note 16)	(3,000)	3,000
Payment of equipment leases	(7,911)	(4,542)
Net cash used in financing activities	$(33,134)	$(51,502)
Effects of exchange rate changes on cash and cash equivalents	(115)	(164)
Net decrease in cash and cash equivalents	(37,443)	(4,928)
Cash and cash equivalents at the beginning of the year	175,953	180,881
Cash and cash equivalents at the end of the year	$138,510	$175,953
Supplemental cash flow information (Note 25).
See accompanying notes to the consolidated financial statements.

PAN AMERICAN SILVER CORP.	9

Consolidated Statements of Changes in Equity (in thousands of U.S. dollars, except for number of shares)

	Attributable to equity holders of the Company
	Issued shares	Issued capital	Share option reserve	Investment revaluation reserve	Deficit	Total	Non- controlling interests	Total equity
Balance, December 31, 2016	152,334,652	$2,303,978	$22,946	$434	$(931,060)	$1,396,298	$2,706	$1,399,004
Total comprehensive earnings
Net earnings for the year	—	—	—	—	120,991	120,991	2,460	123,451
Other comprehensive income	—	—	—	1,171	—	1,171	—	1,171
	—	—	—	1,171	120,991	122,162	2,460	124,622
Shares issued on the exercise of stock options	307,266	3,604	(998)	—	—	2,606	—	2,606
Shares issued as compensation (Note 25)	135,404	2,020	—	—	—	2,020	—	2,020
Share-based compensation on option grants	—	—	515	—	—	515	—	515
Acquisition of mineral interests	525,654	8,650	—	—	—	8,650	—	8,650
Distributions by subsidiaries to non-controlling interests	—	—	—	—	(87)	(87)	(965)	(1,052)
Dividends paid	—	—	—	—	(15,314)	(15,314)	—	(15,314)
Balance, December 31, 2017	153,302,976	$2,318,252	$22,463	$1,605	$(825,470)	$1,516,850	$4,201	$1,521,051
Impact of adopting IFRS 9(1)	—	—	—	(1,602)	1,602	—	$—	—
Balance, January 1, 2018 (restated)	153,302,976	$2,318,252	$22,463	$3	$(823,868)	$1,516,850	$4,201	$1,521,051
Total comprehensive earnings
Net earnings for the year	—	—	—	—	10,294	10,294	1,747	12,041
Other comprehensive income	—	—	—	205	—	205	—	205
	—	—	—	205	10,294	10,499	1,747	12,246
Cancellation of expired shares	(120,339)	—	—	—	178	178	—	178
Shares issued on the exercise of stock options	125,762	1,367	(286)	—	—	1,081	—	1,081
Shares issued as compensation (Note 25)	139,957	1,879	—	—	—	1,879	—	1,879
Share-based compensation on option grants	—	—	396	—	—	396	—	396
Distributions by subsidiaries to non-controlling interests	—	—	—	—	(1,209)	(1,209)	(811)	(2,020)
Dividends paid	—	—	—	—	(21,462)	(21,462)	—	(21,462)
Balance, December 31, 2018	153,448,356	$2,321,498	$22,573	$208	$(836,067)	$1,508,212	$5,137	$1,513,349
 See accompanying notes to the consolidated financial statements.

(1)	Adjustment upon the adoption of IFRS 16 for investments in equity securities described in Note 4.

PAN AMERICAN SILVER CORP.	10

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

1. NATURE OF OPERATIONS
Pan American Silver Corp. is the ultimate parent company of its subsidiary group (collectively, the “Company”, or “Pan American”). Pan American is incorporated and domiciled in Canada, and its office is at Suite 1500 – 625 Howe Street, Vancouver, British Columbia, V6C 2T6.
The Company is engaged in the production and sale of silver, gold, zinc, lead and copper as well as other related activities, including exploration, extraction, processing, refining and reclamation. The Company’s major products produced from mines in Peru, Mexico, Argentina and Bolivia. Additionally, the Company has project development activities in Peru, Mexico and Argentina, and exploration activities throughout South America and Mexico.

2. BASIS OF PREPARATION
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). IFRS comprises IFRSs, International Accounting Standards (“IAS”), and interpretations issued by the IFRS Interpretations Committee (“IFRICs”) and the former Standing Interpretations Committee (“SIC”).
These consolidated financial statements were approved for issuance by the Board of Directors on March 12, 2019.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies used in the preparation of these consolidated financial statements are as follows:

a)	Presentation currency
The consolidated financial statements are presented in United States dollars (“USD”), which is the Company’s and each of the subsidiaries' functional and presentation currency, and all values are rounded to the nearest thousand except where otherwise indicated.

b)	Basis of measurement
These consolidated financial statements have been prepared on an historical cost basis, except for those assets and liabilities that are measured at revalued amounts or fair values at the end of each reporting period.

PAN AMERICAN SILVER CORP.	11

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

c)	Basis of consolidation
The accounts of the Company and its subsidiaries, which are controlled by the Company, have been included in these consolidated financial statements. Control is achieved when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control. The principal subsidiaries of the Company and their geographic locations at December 31, 2018 were as follows:

Subsidiary	Location	Ownership Interest	Accounting	Operations and Development Projects Owned
Pan American Silver Huaron S.A.	Peru	100%	Consolidated	Huaron mine
Compañía Minera Argentum S.A.	Peru	92%	Consolidated	Morococha mine
Minera Corner Bay S.A. de C.V.	Mexico	100%	Consolidated	Alamo Dorado mine
Plata Panamericana S.A. de C.V.	Mexico	100%	Consolidated	La Colorada mine
Compañía Minera Dolores S.A. de C.V.	Mexico	100%	Consolidated	Dolores mine
Minera Tritón Argentina S.A.	Argentina	100%	Consolidated	Manantial Espejo mine & Cap-Oeste Sur Este ("COSE") project
Minera Joaquin S.R.L.	Argentina	100%	Consolidated	Joaquin project
Pan American Silver (Bolivia) S.A.	Bolivia	95%	Consolidated	San Vicente mine
Minera Argenta S.A.	Argentina	100%	Consolidated	Navidad Project

d)	Investments in associates
An associate is an entity over which the investor has significant influence but not control and that is neither a subsidiary nor an interest in a joint venture. Significant influence is presumed to exist where the Company has between 20% and 50% of the voting rights, but can also arise where the Company has less than 20%, if the Company has the power to participate in the financial and operating policy decisions affecting the entity. The Company’s share of the net assets and net earnings or loss is accounted for in the consolidated financial statements using the equity method of accounting.

e)	Business combinations
Upon the acquisition of a business, the acquisition method of accounting is used, whereby the purchase consideration is allocated to the identifiable assets, liabilities and contingent liabilities (identifiable net assets) acquired on the basis of fair value at the date of acquisition. When the cost of the acquisition exceeds the fair value attributable to the Company’s share of the identifiable net assets, the difference is treated as goodwill, which is not amortized and is reviewed for impairment annually or more frequently when there is an indication of impairment. If the fair value attributable to the Company’s share of the identifiable net assets exceeds the cost of acquisition, the difference is immediately recognized in the consolidated income statement. Acquisition related costs, other than costs to issue debt or equity securities of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional or consulting fees are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issuance costs. The costs to issue debt securities are capitalized and amortized using the effective interest method.
Non-controlling interests are measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquirers’ identifiable net assets as at the date of acquisition. The choice of measurement basis is made on a transaction by transaction basis.
Control of a business may be achieved in stages. Upon the acquisition of control, any previously held interest is re-measured to fair value at the date control is obtained resulting in a gain or loss upon the acquisition of control.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amounts for the items for which the accounting is incomplete. These provisional amounts are adjusted during the measurement period, or additional assets or

PAN AMERICAN SILVER CORP.	12

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

f)	Revenue recognition
Policy applicable from January 1, 2018
Revenue associated with the sale of commodities is recognized when control of the asset sold is transferred to the customer. Indicators of control transferring include an unconditional obligation to pay, legal title, physical possession, transfer of risk and rewards and customer acceptance. This generally occurs when the goods are delivered to a loading port, warehouse, vessel or metal account as contractually agreed with the buyer; at which point the buyer controls the goods. In cases where the Company is responsible for the cost of shipping and certain other services after the date on which control of the goods transfers to the customer, these other services are considered separate performance obligations and thus a portion of revenue earned under the contract is allocated and recognized as these performance obligations are satisfied.
The Company’s concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. For this purpose, the transaction price can be measured reliably for those products, such as silver, gold, zinc, lead and copper, for which there exists an active and freely traded commodity market such as the London Metals Exchange and the value of product sold by the Company is directly linked to the form in which it is traded on that market.
Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at fair value through profit or loss ("FVTPL").
IFRS 15 - Revenue from Contracts with Customers ("IFRS 15") requires that variable consideration should only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The Company concluded that the adjustments relating to the final assay results for the quantity and quality of concentrate sold are not significant and do not constrain the recognition of revenue.
Refining and treatment charges under the sales contracts are netted against revenue for sales of metal concentrate.
The Company recognizes deferred revenue in the event it receives payments from customers in consideration for future commitments to deliver metals and before such sale meets the criteria for revenue recognition. The Company recognizes amounts in revenue as the metals are delivered to the customer. Specifically, for the metal agreements entered into with Maverix Metals Inc. ("Maverix"), the Company determines the amortization of deferred revenue to the Consolidated Income Statement on a per unit basis using the estimated total quantity of metal expected to be delivered to Maverix over the terms of the contract. The Company estimates the current portion of deferred revenue based on quantities anticipated to be delivered over the next twelve months

PAN AMERICAN SILVER CORP.	13

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Policy applicable before January 1, 2018
Revenue associated with the sale of commodities is recognized when all significant risks and rewards of ownership of the asset sold are transferred to the customer, usually when insurance risk and title has passed to the customer and the commodity has been delivered to the shipping agent. At this point the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the commodities and the costs incurred, or to be incurred, in respect of the sale, can be reliably measured. Revenue is recognized at the fair value of the consideration receivable, to the extent that it is probable that economic benefits will flow to the Company and the revenue can be reliably measured. Sales revenue is recognized at the fair value of consideration received, which in most cases is based on invoiced amounts.
The Company’s concentrate sales contracts with third-party smelters, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. For this purpose, the selling price can be measured reliably for those products, such as silver, gold, zinc, lead and copper, for which there exists an active and freely traded commodity market such as the London Metals Exchange and the value of product sold by the Company is directly linked to the form in which it is traded on that market.
Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time title passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the shipment date and the actual final price set under the smelting contracts are caused by changes in metal prices and result in an embedded derivative in the accounts receivable. The embedded derivative is recorded at fair value each period until final settlement occurs, with the fair value adjustments recognized in revenue.
Refining and treatment charges under the sales contract with third-party smelters are netted against revenue for sales of metal concentrate.
The Company recognizes deferred revenue in the event it receives payments from customers in consideration for future commitments to deliver metals and before such sale meets the criteria for revenue recognition. The Company recognizes amounts in revenue as the metals are delivered to the customer. Specifically, for the metal agreements entered into with Maverix, the Company determines the amortization of deferred revenue to the Consolidated Income Statement on a per unit basis using the estimated total quantity of metal expected to be delivered to Maverix over the terms of the contract. The Company estimates the current portion of deferred revenue based on quantities anticipated to be delivered over the next twelve months

g)	Financial instruments
Policy applicable from January 1, 2018
Measurement – initial recognition
Financial assets and financial liabilities are recognized in the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument. On initial recognition, all financial assets and financial liabilities are recorded at fair value, net of attributable transaction costs, except for financial assets and liabilities classified as at FVTPL. Transaction costs of financial assets and liabilities classified as at FVTPL are expensed in the period in which they are incurred.
Subsequent measurement of financial assets and liabilities depends on the classifications of such assets and liabilities.

PAN AMERICAN SILVER CORP.	14

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Classification of financial assets
Amortized cost:
Financial assets that meet the following conditions are measured subsequently at amortized cost:
(i)The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and
(ii)The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. Interest income is recognized using the effective interest method. Interest income is recognized in Investment (loss) income in the Consolidated Income Statements.
The Company's financial assets at amortized cost primarily include cash and cash equivalents, receivables not arising from sale of metal concentrates included in Trade and other receivables in the Consolidated Statement of Financial Position (Note 8(a)).
Fair value through other comprehensive income ("FVTOCI"):
Financial assets that meet the following conditions are measured at FVTOCI:
(i)The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and
(ii)The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
The Company's short-term investments in other than equity securities are measured at FVTOCI (Note 8(c)).
FVTPL:
By default, all other financial assets are measured subsequently at FVTPL.
The Company, at initial recognition, may also irrevocably designate a financial asset as measured at FVTPL if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases.
Financial assets measured at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship. Fair value is determined in the manner described in Note 8(e)(ii). The Company's financial assets at FVTPL include its trade receivables from provisional concentrate sales, short-term investments in equity securities, and derivative assets not designated as hedging instruments.
Financial liabilities and equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.
An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs. Repurchase of the Company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

PAN AMERICAN SILVER CORP.	15

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Classification of financial liabilities
Financial liabilities that are not contingent consideration of an acquirer in a business combination, held for trading or designated as at FVTPL, are measured at amortized cost using effective interest method.
Derivatives
When the Company enters into derivative contracts, these transactions are designed to reduce exposures related to assets and liabilities, firm commitments or anticipated transactions. The Company does not have derivative instruments that qualify as cash flow hedges and consequently all derivatives are recorded at fair value with changes in fair value recognized in net earnings.
The following table summarizes the classification and measurement of the Company’s financial assets prior to January 1, 2018 in accordance with IAS 39, compared to the new classification as of January 1, 2018, in accordance with IFRS 9:

Financial Asset	IAS 39 Classification / Measurement	IFRS 9 Classification and Measurement
Cash and cash equivalents	Loans and receivables / Amortized cost	Amortized cost
Short-term investments - equity securities	Available-for-sale / FVTOCI	FVTPL
Short-term investments - other than equity securities	Available-for-sale / FVTOCI	FVTOCI
Trade receivables from provisional concentrates sales	FVTPL	FVTPL
Receivable not arising from sale of metal concentrates	Loans and receivables / Amortized cost	Amortized cost
Derivative financial assets	Held-for-trading / FVTPL	FVTPL
Additional disclosures have been presented in Note 8 as a result of adopting IFRS 9.
Policy applicable before January 1, 2018
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.
(i)Financial assets
The Company classifies its financial assets in the following categories: at fair value through profit or loss, loans and receivables, available-for-sale and held-to-maturity investments. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at initial recognition.
a.Financial assets at fair value through profit or loss
Financial assets are classified as at fair value through profit or loss when the financial asset is either held for trading or it is designated as at fair value through profit and loss. Derivatives are included in this category and are classified as current assets or non-current assets based on their maturity date. The Company does not acquire financial assets for the purpose of selling in the short term. Financial assets carried at fair value through profit or loss are initially recognized at fair value. The directly attributable transaction costs are expensed in the income statement in the period in which they are incurred. Subsequent changes in fair value are recognized in net earnings.
b.Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables comprise ‘trade and other receivables’, ‘other assets’ and ‘cash and cash equivalents’ in the statement of financial position. Loans and receivables are carried at amortized cost less any impairment.

PAN AMERICAN SILVER CORP.	16

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

c.Available-for-sale financial assets
Available-for-sale financial assets are non-derivatives that are either specifically designated as available-for- sale or not classified in any of the other categories. They are included in current assets. Changes in the fair value of available-for-sale financial assets denominated in a currency other than the functional currency of the holder, other than equity investments, are analyzed between translation differences and other changes in the carrying amount of the securities. The translation differences are recognized in the consolidated income statement. Any impairment charges are also recognized in the consolidated income statement, while other changes in fair value are recognized in the investment revaluation reserve. When financial assets classified as available-for-sale are sold, the accumulated fair value adjustments previously recognized in the investment revaluation reserve are reclassified to the consolidated income statement. Dividends on available-for-sale equity instruments are also recognized in the consolidated income statement within investment income when the Company’s right to receive payments is established.
d.Held-to-maturity investments
Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Company has the positive intention and ability to hold to maturity. Other long-term investments that are intended to be held-to-maturity, such as bonds, are measured at amortized cost. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. For investments carried at amortized cost, gains and losses are recognized in income when the investments are derecognized or impaired, as well as through the amortization process.
(ii)Financial liabilities
Borrowings and other financial liabilities are classified as other financial liabilities and are recognized initially at fair value, net of transaction costs incurred and are subsequently stated at amortized cost. Any difference between the amounts originally received (net of transaction costs) and the redemption value is recognized in the income statement over the period to maturity using the effective interest method.
Borrowings and other financial liabilities are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the statement of financial position date.
(iii)Derivative financial instruments
When the Company enters into derivative contracts, these transactions are designed to reduce exposures related to assets and liabilities, firm commitments or anticipated transactions. All derivatives are initially recognized at their fair value on the date the derivative contract is entered into and are subsequently re-measured at their fair value at each statement of financial position date.
Embedded derivatives: Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host contracts.

PAN AMERICAN SILVER CORP.	17

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

(iv)Fair value
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where quoted market prices are available, these are used to determine fair values. In other cases, fair values are calculated using quotations from independent financial institutions, or by using valuation techniques consistent with general market practice applicable to the instrument.
•The fair values of cash and short term borrowings approximate their carrying values as a result of their short maturity or because they carry floating rates of interest.
•Derivative financial assets and liabilities are measured at fair value.
(v)Impairment of financial assets
Available-for-sale financial assets
The Company assesses at each statement of financial position date whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity securities classified as available for sale, an evaluation is made as to whether a decline in fair value is ‘significant’ or ‘prolonged’ based on an analysis of indicators such as significant adverse changes in the technological, market, economic or legal environment in which the investee operates.
If an available-for-sale financial asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the consolidated income statement is transferred from the investment revaluation reserve to the consolidated income statement. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the consolidated income statement. Reversals of impairment losses on debt instruments are reversed through the consolidated income statement if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized.
(vi)Derecognition of financial assets and liabilities
Financial assets
A financial asset is derecognized when its contractual rights to the cash flows that comprise the financial asset expire or substantially all the risks and rewards of the asset are transferred.
Financial liabilities
Gains and losses on discharge, cancellation or expiry of a financial liability are recognized within finance income and finance costs, respectively.
Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a settlement of the original liability and the recognition of a new liability, and any difference in the respective carrying amounts is recognized in the income statement.
(vii)Trade receivables
Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost reduced by any provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due. Indicators of impairment would include financial difficulties of the debtor, likelihood of the debtor’s insolvency, default in payment or a significant deterioration in credit worthiness. Any impairment is recognized in the income statement within ‘doubtful accounts provision’. When a trade receivable is uncollectable, it is written off against the provision for impairment. Subsequent recoveries of amounts previously written off are credited against ‘doubtful accounts provision’ in the income statement.

PAN AMERICAN SILVER CORP.	18

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

(viii)Accounts payable and accrued liabilities
Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.
(ix)Share purchase warrant liabilities
Share purchase warrant liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method.

h)	Derivative Financial Instruments
The Company utilizes metals and currency contracts, including forward contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. For metals production, these contracts are intended to reduce the risk of falling prices on the Company’s future sales. Foreign currency derivative financial instruments, such as forward contracts are used to manage the effects of exchange rate changes on foreign currency cost exposures. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative and any gains or losses arising from changes in fair value on derivatives are taken directly to earnings for the year. The fair value of forward currency and commodity contracts is calculated by reference to current forward exchange rates and prices for contracts with similar maturity profiles.
Derivatives, including certain conversion options and warrants with exercise prices in a currency other than the functional currency, are recognized at fair value with changes in fair value recognized in profit or loss.

i)	Cash and cash equivalents
Cash and cash equivalents include cash on hand and cash in banks. It also includes short-term money market investments that are readily convertible to cash with original terms of three months or less. Cash and cash equivalents are classified as loans and receivables and therefore are stated at amortized cost, less any impairment.

j)	Short-term investments
Short-term investments are classified as “available-for-sale”, and consist of highly-liquid debt securities with original maturities in excess of three months and equity securities. These debt and equity securities are initially recorded at fair value, which upon their initial measurement is equal to their cost. Subsequent measurements and changes in the market value of these debt and equity securities are recorded as changes to other comprehensive income. Investments are assessed quarterly for potential impairment.

k)	Inventories
Inventories include work in progress, concentrate ore, doré, processed silver and gold, heap leach inventory, and operating materials and supplies. Work in progress inventory includes ore stockpiles and other partly processed material. Stockpiles represent ore that has been extracted and is available for further processing. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore are sampled for metal content and are valued based on the lower of cost or estimated net realizable value ("NRV") based upon the period ending prices of contained metal. Cost is determined on a weighted average basis or using a first-in-first-out basis and includes all costs incurred in the normal course of business including direct material and direct labour costs and an allocation of production overheads, depreciation and amortization, and other costs, based on normal production capacity, incurred in bringing each product to its present location and condition. Material that does not contain a minimum quantity of metal to cover estimated processing expenses to recover the contained metal is not classified as inventory and is assigned no value. The work in progress inventory is considered part of the operating cycle which the Company classifies as current inventory and hence heap leach and stockpiles are included in current inventory. Quantities are assessed primarily through surveys and assays.
The costs incurred in the construction of the heap leach pad are capitalized. Heap leach inventory represents silver and gold contained in ore that has been placed on the leach pad for cyanide irrigation. The heap leach

PAN AMERICAN SILVER CORP.	19

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which is then recovered during the metallurgical process. When the ore is placed on the pad, an estimate of the recoverable ounces is made based on tonnage, ore grade and estimated recoveries of the ore type placed on the pad. The estimated recoverable ounces on the pad are used to compile the inventory cost.
The Company uses several integrated steps to scientifically measure the metal content of the ore placed on the leach pads. The tonnage, grade, and ore type to be mined in a period was first estimated using the Mineral Reserve model. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue which is assayed to determine their metal content and quantities of contained metal. The estimated recoverable ounces carried in the leach pad inventory are adjusted based on actual recoveries being experienced. Actual and estimated recoveries achieved are measured to the extent possible using various indicators including, but not limited to, individual cell recoveries, the use of leach curve recovery and trends in the levels of carried ounces depending on the circumstances or cumulative pad recoveries.
The Company then processes the ore through the crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. The samples from the automated sampler are assayed each shift and used for process control. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. The pregnant solution from the heap leach is collected and passed through the processing circuit to produce precipitate which is retorted and then smelted to produce doré bars.
The Company allocates direct and indirect production costs to by-products on a systematic and rational basis. With respect to concentrate and doré inventory, production costs are allocated based on the silver equivalent ounces contained within the respective concentrate and doré.
The inventory is stated at lower of cost or NRV, with cost being determined using a weighted average cost method. The ending inventory value of ounces associated with the leach pad is equal to opening recoverable ounces plus recoverable ounces placed less ounces produced plus or minus ounce adjustments.
The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates which rely upon laboratory test work and estimated models of the leaching kinetics in the heap leach pads. Test work consists of leach columns of up to 400 days duration with 150 days being the average, from which the Company projects metal recoveries up to three years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process include estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The ultimate recovery will not be known until the leaching operations cease.
Supplies inventories are valued at the lower of average cost and NRV using replacement cost plus cost to dispose, net of obsolescence. Concentrate and doré inventory includes product at the mine site, the port warehouse and product held by refineries. At times, the Company has a limited amount of finished silver at a minting operation where coins depicting Pan American’s emblem are stamped.

PAN AMERICAN SILVER CORP.	20

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

l)	Mineral properties, plant and equipment
On initial acquisition, mineral properties, plant and equipment are valued at cost, being the purchase price and the directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by management. When provisions for closure and decommissioning are recognized, the corresponding cost is capitalized as part of the cost of the related assets, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of closure and decommissioning activities is recognized in mineral property, plant and equipment and depreciated accordingly.
In subsequent periods, buildings, plant and equipment are stated at cost less accumulated depreciation and any impairment in value, whilst land is stated at cost less any impairment in value and is not depreciated.
Each asset's or part’s estimated useful life has due regard to both its own physical life limitations and the present assessment of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments. Estimates of remaining useful lives and residual values are reviewed annually. Changes in estimates are accounted for prospectively.
The expected useful lives are included below in the accounting policy for depreciation of property, plant, and equipment. The net carrying amounts of mineral property, land, buildings, plant and equipment are reviewed for impairment either individually or at the cash-generating unit level when events and changes in circumstances indicate that the carrying amounts may not be recoverable. To the extent that these values exceed their recoverable amounts, that excess is recorded as an impairment provision in the financial year in which this is determined.
In countries where the Company paid Value Added Tax (“VAT”) and where there is uncertainty of its recoverability, the VAT payments have either been deferred with mineral property costs relating to the property or expensed if it relates to mineral exploration. If the Company ultimately recovers previously deferred amounts, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.
Expenditure on major maintenance or repairs includes the cost of the replacement of parts of assets and overhaul costs. Where an asset or part of an asset is replaced and it is probable that future economic benefits associated with the item will be available to the Company, the expenditure is capitalized and the carrying amount of the item replaced derecognized. Similarly, overhaul costs associated with major maintenance are capitalized and depreciated over their useful lives where it is probable that future economic benefits will be available and any remaining carrying amounts of the cost of previous overhauls are derecognized. All other costs are expensed as incurred.
Where an item of mineral property, plant and equipment is disposed of, it is derecognized and the difference between its carrying value and net sales proceeds is disclosed as earnings or loss on disposal in the income statement. Any items of mineral property, plant or equipment that cease to have future economic benefits are derecognized with any gain or loss included in the financial year in which the item is derecognized.

m)	Operational mining properties and mine development
When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs incurred to develop such property including costs to further delineate the ore body and remove overburden to initially expose the ore body prior to the start of mining operations, are also capitalized. Such costs are amortized using the units-of-production method over the estimated life of the ore body based on proven and probable reserves.
Costs associated with commissioning activities on constructed plants are deferred from the date of mechanical completion of the facilities until the date the Company is ready to commence commercial production. Any revenues earned during this period are recorded as a reduction in deferred commissioning costs. These costs are

PAN AMERICAN SILVER CORP.	21

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

amortized using the units-of-production method (described below) over the life of the mine, commencing on the date of commercial production.
Acquisition costs related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company makes a preliminary evaluation to determine that the property has significant potential to economically develop the deposit. The time between initial acquisition and full evaluation of a property’s potential is dependent on many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable deposit is discovered, such costs are amortized when production begins. If no mineable deposit is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. In countries where the Company has paid VAT and where there is uncertainty of its recoverability, the VAT payments have either been deferred with mineral property costs relating to the property or expensed if it relates to mineral exploration. If the Company ultimately makes recoveries of the VAT, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.
Major development expenditures on producing properties incurred to increase production or extend the life of the mine are capitalized while ongoing mining expenditures on producing properties are charged against earnings as incurred. Gains or losses from sales or retirements of assets are included in gain or loss on sale of assets.

n)	Depreciation of mineral property, plant and equipment
The carrying amounts of mineral property, plant and equipment (including initial and any subsequent capital expenditure) are depreciated to their estimated residual value over the estimated useful lives of the specific assets concerned, or the estimated life of the associated mine or mineral lease, if shorter. Estimates of residual values and useful lives are reviewed annually and any change in estimate is taken into account in the determination of remaining depreciation charges, and adjusted if appropriate, at each statement of financial position date. Changes to the estimated residual values or useful lives are accounted for prospectively. Depreciation commences on the date when the asset is available for use as intended by management.

i)	Units of production basis
For mining properties and leases and certain mining equipment, the economic benefits from the asset are consumed in a pattern which is linked to the production level. Except as noted below, such assets are depreciated on a units of production basis.
In applying the units of production method, depreciation is normally calculated using the quantity of material extracted from the mine in the period as a percentage of the total quantity of material to be extracted in current and future periods based on proven and probable reserves.

ii)	Straight line basis
Assets within operations for which production is not expected to fluctuate significantly from one year to another or which have a physical life shorter than the related mine are depreciated on a straight line basis.
Mineral properties, plant and equipment are depreciated over their useful life, or over the remaining life of the mine if shorter. The major categories of property, plant and equipment are depreciated on a unit of production and/or straight-line basis as follows:

•	Land – not depreciated

•	Mobile equipment – 3 to 7 years

•	Buildings and plant facilities – 25 to 50 years

•	Mining properties and leases including capitalized evaluation and development expenditures – based on applicable reserves on a unit of production basis.

•	Exploration and evaluation – not depreciated until mine goes into production

•	Assets under construction – not depreciated until assets are ready for their intended use

PAN AMERICAN SILVER CORP.	22

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

o)	Exploration and evaluation expenditure
Relates to costs incurred on the exploration and evaluation of potential mineral reserves and resources and includes costs such as exploratory drilling and sample testing and the costs of pre-feasibility studies. Exploration expenditures relates to the initial search for deposits with economic potential. Evaluation expenditures arise from a detailed assessment of deposits or other projects that have been identified as having economic potential.
Expenditures on exploration activity are not capitalized.
Capitalization of evaluation expenditures commences when there is a high degree of confidence in the project’s viability and hence it is probable that future economic benefits will flow to the Company.
Evaluation expenditures, other than that acquired from the purchase of another mining company, is carried forward as an asset provided that such costs are expected to be recovered in full through successful development and exploration of the area of interest or alternatively, by its sale.
Purchased exploration and evaluation assets are recognized as assets at their cost of acquisition or at fair value if purchased as part of a business combination.
In the case of undeveloped projects there may be only inferred resources to form a basis for the impairment review. The review is based on a status report regarding the Company’s intentions for the development of the undeveloped project. In some cases, the undeveloped projects are regarded as successors to ore bodies, smelters or refineries currently in production. Where this is the case, it is intended that these will be developed and go into production when the current source of ore is exhausted or to replace the reduced output, which results where existing smelters and/or refineries are closed. It is often the case that technological and other improvements will allow successor smelters and/or refineries to more than replace the capacity of their predecessors. Subsequent recovery of the resulting carrying value depends on successful development or sale of the undeveloped project. If a project does not prove viable, all unrecoverable costs associated with the project, net of any related impairment provisions, are written off.
An impairment review is performed, either individually or at the cash generating unit ("CGU") level, when there are indicators that the carrying amount of the assets may exceed their recoverable amounts. A reversal of impairment test is performed whenever there is an indication that impairment may have reversed. When an impairment loss reverses in a subsequent period, the revised carrying amount shall not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset previously, less subsequent depreciation and depletion. Impairments and reversals of impairment are recognized in net earnings in the period in which they occur. Capitalized exploration and evaluation assets are reassessed on a regular basis and these costs are carried forward provided that the conditions discussed above for expenditure on exploration activity and evaluation expenditures are met.
Expenditures are transferred to mining properties and leases or assets under construction once the technical feasibility and commercial viability of extracting a mineral resource are demonstrable and the work completed to date supports the future development of the property. In order to demonstrate technical feasibility and commercial viability, the Company evaluates the individual project and its established mineral reserves, assesses the relevant findings and conclusions from the Company’s activities and in applicable technical or other studies relating to the project, and considers whether and how any additional factors and circumstances might impact the project, particularly in light of the Company’s capabilities, risk tolerance and desired economic returns. The Company conducts its managerial evaluation for commercial viability by assessing the factors it considers relevant to the commercial development of the project, taking into consideration the exploration and technical evaluation activities and work undertaken in relation to the project. If the asset demonstrates technical feasibility and commercial viability, the asset is reclassified to mineral properties, plant and equipment. Assessment for impairment is conducted before reclassification.

PAN AMERICAN SILVER CORP.	23

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

p)	Deferred stripping costs
In open pit mining operations, it is necessary to remove overburden and other waste in order to access the ore body. During the preproduction phase, these costs are capitalized as part of the cost of the mine property and subsequently amortized over the life of the mine (or pit) on a units of production basis.
The costs of removal of the waste material during a mine’s production phase are deferred where they give rise to future benefits. These capitalized costs are subsequently amortized on a unit of production basis over the reserves that directly benefit from the specific stripping activity.

q)	Asset impairment
Management reviews and evaluates its assets for impairment, or reversals of impairment, when events or changes in circumstances indicate that the related carrying amounts may not be recoverable or when there is an indication that impairment may have reversed. Impairment is normally assessed at the level of cash-generating units which are identified as the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets. In addition, an impairment loss is recognized for any excess of carrying amount over the fair value less costs to sell ("FVLCTS") of a non-current asset or disposal group held for sale. When an impairment review is undertaken, recoverable amount is assessed by reference to the higher of value in use (being the net present value of expected future cash flows of the relevant CGU) and FVLCTS. The best evidence of FVLCTS is the value obtained from an active market or binding sale agreement. Where neither exists, FVLCTS is based on the best information available to reflect the amount the Company could receive for the CGU in an arm’s length transaction. This is often estimated using discounted cash flow techniques.
Where the recoverable amount is assessed using discounted cash flow techniques, the resulting estimates are based on detailed mine and/or production plans. For value in use, recent cost levels are considered, together with expected changes in costs that are compatible with the current condition of the business and which meet the requirements of IAS 36 “Impairment of Assets.” The cash flow forecasts are based on best estimates of expected future revenues and costs, including the future cash costs of production, capital expenditure, close down, restoration and environmental clean-up. These may include net cash flows expected to be realized from extraction, processing and sale of mineral resources that do not currently qualify for inclusion in proven or probable ore reserves. Such non-reserve material is included where there is a high degree of confidence in its economic extraction. This expectation is usually based on preliminary drilling and sampling of areas of mineralization that are contiguous with existing reserves. Typically, the additional evaluation to achieve reserve status for such material has not yet been done because this would involve incurring costs earlier than is required for the efficient planning and operation of the mine.
Where the recoverable amount of a CGU is dependent on the life of its associated ore, expected future cash flows reflect long term mine plans, which are based on detailed research, analysis and iterative modeling to optimize the level of return from investment, output and sequence of extraction. The mine plan takes account of all relevant characteristics of the ore, including waste to ore ratios, ore grades, haul distances, chemical and metallurgical properties of the ore affecting process recoveries and capacities of processing equipment that can be used. The mine plan is therefore the basis for forecasting production output in each future year and for forecasting production costs.
The Company’s cash flow forecasts are based on estimates of future commodity prices, which assume market prices will revert to the Company’s assessment of the long-term average price, generally over a period of three to five years. These assessments often differ from current price levels and are updated periodically.
The discount rates applied to the future cash flow forecasts represent an estimate of the rate the market would apply having regard to the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted, including appropriate adjustments for the risk profile of the countries in which the individual CGU operate. The great majority of the Company’s sales are based on prices denominated in USD. To the extent that the currencies of countries in which the Company produces commodities strengthen against the USD without commodity price offset, cash flows and, therefore, net present values are reduced. Non-financial

PAN AMERICAN SILVER CORP.	24

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

assets other than goodwill that have suffered impairment are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed.

r)	Closure and decommissioning costs
The mining, extraction and processing activities of the Company normally give rise to obligations for site closure or rehabilitation. Closure and decommissioning works can include facility decommissioning and dismantling; removal or treatment of waste materials; site and land rehabilitation. The extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. Provisions for the cost of each closure and rehabilitation program are recognized at the time that environmental disturbance occurs. When the extent of disturbance increases over the life of an operation, the provision is increased accordingly. Costs included in the provision encompass all closure and decommissioning activity expected to occur progressively over the life of the operation and at the time of closure in connection with disturbances at the reporting date. Routine operating costs that may impact the ultimate closure and decommissioning activities, such as waste material handling conducted as an integral part of a mining or production process, are not included in the provision. Costs arising from unforeseen circumstances, such as the contamination caused by unplanned discharges, are recognized as an expense and liability when the event gives rise to an obligation which is probable and capable of reliable estimation. The timing of the actual closure and decommissioning expenditure is dependent upon a number of factors such as the life and nature of the asset, the operating license conditions, and the environment in which the mine operates. Expenditures may occur before and after closure and can continue for an extended period of time dependent on closure and decommissioning requirements. Closure and decommissioning provisions are measured at the expected value of future cash flows, discounted to their present value and determined according to the probability of alternative estimates of cash flows occurring for each operation. Discount rates used are specific to the underlying obligation. Significant judgements and estimates are involved in forming expectations of future activities and the amount and timing of the associated cash flows. Those expectations are formed based on existing environmental and regulatory requirements which give rise to a constructive or legal obligation.
When provisions for closure and decommissioning are initially recognized, the corresponding cost is capitalized as a component of the cost of the related asset, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of closure and decommissioning activities is recognized in Property, plant and equipment and depreciated accordingly. The value of the provision is progressively increased over time as the effect of discounting unwinds, creating an expense recognized in finance expenses. Closure and decommissioning provisions are also adjusted for changes in estimates. Those adjustments are accounted for as a change in the corresponding capitalized cost, except where a reduction in the provision is greater than the un-depreciated capitalized cost of the related assets, in which case the capitalized cost is reduced to nil and the remaining adjustment is recognized in the income statement. In the case of closed sites, changes to estimated costs are recognized immediately in the income statement. Changes to the capitalized cost result in an adjustment to future depreciation and finance charges. Adjustments to the estimated amount and timing of future closure and decommissioning cash flows are a normal occurrence in light of the significant judgements and estimates involved.
The provision is reviewed at the end of each reporting period for changes to obligations, legislation or discount rates that impact estimated costs or lives of operations and adjusted to reflect current best estimate. The cost of the related asset is adjusted for changes in the provision resulting from changes in the estimated cash flows or discount rate and the adjusted cost of the asset is depreciated prospectively.

s)	Foreign currency translation
The Company’s functional currency and that of its subsidiaries is the USD as this is the principal currency of the economic environments in which they operate. Transaction amounts denominated in foreign currencies (currencies other than USD) are translated into USD at exchange rates prevailing at the transaction dates. Carrying values of foreign currency monetary assets and liabilities are re-translated at each statement of financial position date to reflect the U.S. exchange rate prevailing at that date.

PAN AMERICAN SILVER CORP.	25

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Gains and losses arising from translation of foreign currency monetary assets and liabilities at each period end are included in earnings except for differences arising on decommissioning provisions which are capitalized for operating mines.

t)	Share-based payments
The Company makes share-based awards, including restricted share units ("RSUs), performance share units ("PSUs"), shares and options, to certain employees.
For equity-settled awards, the fair value is charged to the income statement and credited to equity, on a straight-line basis over the vesting period, after adjusting for the estimated number of awards that are expected to vest. The fair value of the equity-settled awards is determined at the date of grant. Non-vesting conditions and market conditions, such as target share price upon which vesting is conditioned, are factored into the determination of fair value at the date of grant. All other vesting conditions are excluded from the determination of fair value and included in management’s estimate of the number of awards ultimately expected to vest.
The fair value is determined by using option pricing models. At each statement of financial position date prior to vesting, the cumulative expense representing the extent to which the vesting period has expired and management’s best estimate of the awards that are ultimately expected to vest is computed (after adjusting for non-market performance conditions). The movement in cumulative expense is recognized in the income statement with a corresponding entry within equity. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vested irrespective of whether or not the market condition is satisfied, provided that all other performance conditions are satisfied.
Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified over the original vesting period. In addition, an expense is recognized for any modification, which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification, over the remainder of the new vesting period.
Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. Any compensation paid up to the fair value of the awards at the cancellation or settlement date is deducted from equity, with any excess over fair value being treated as an expense in the income statement. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the new awards are treated as if they are a modification of the original award, as described in the previous paragraph.

u)	Leases
The determination of whether an arrangement is, or contains a lease is based in the substance of the arrangement at the inception date, including whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets or whether the arrangement conveys a right to use the asset. A reassessment after inception is only made in specific circumstances.
Assets held under finance leases, where substantially all the risks and rewards of ownership of the asset have passed to the Company, are capitalized in the statement of financial position at the lower of the fair value of the leased property or the present value of the minimum lease payments during the lease term calculated using the interest rate implicit in the lease agreement. These amounts are determined at the inception of the lease and are depreciated over the shorter of their estimated useful lives or the lease term. The capital elements of future obligations under leases and hire purchase contracts are included as liabilities in the statement of financial position. The interest elements of the lease or hire purchase obligations are charged to the income statement over the periods of the leases and hire purchase contracts and represent a constant proportion of the balance of capital repayments outstanding.
Leases where substantially all the risks and rewards of ownership have not passed to the Company are classified as operating leases. Rentals payable under operating leases are charged to the income statement on a straight-

PAN AMERICAN SILVER CORP.	26

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

line basis over the lease term. The Company will apply the new lease accounting standard, IFRS 16 - Leases ("IFRS 16"), on its effective date of January 1, 2019 (Note 4).

v)	Income taxes
Taxation on the earnings or loss for the year comprises current and deferred tax. Taxation is recognized in the income statement except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case the tax is recognized in other comprehensive income or equity.
Current tax is the expected tax payable on the taxable income for the year using rates enacted or substantively enacted at the year end, and includes any adjustment to tax payable in respect of previous years.
Deferred tax is provided using the statement of financial position liability method, providing for the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax assessment or deduction purposes. Where an asset has no deductible or depreciable amount for income tax purposes, but has a deductible amount on sale or abandonment for capital gains tax purposes, that amount is included in the determination of temporary differences.
The tax effect of certain temporary differences is not recognized, principally with respect to goodwill; temporary differences arising on the initial recognition of assets or liabilities (other than those arising in a business combination or in a manner that initially impacted accounting or taxable earnings); and temporary differences relating to investments in subsidiaries, jointly controlled entities and associates to the extent that the Company is able to control the reversal of the temporary difference and the temporary difference is not expected to reverse in the foreseeable future. The amount of deferred tax recognized is based on the expected manner and timing of realization or settlement of the carrying amount of assets and liabilities, with the exception of items that have a tax base solely derived under capital gains tax legislation, using tax rates enacted or substantively enacted at period end. To the extent that an item’s tax base is solely derived from the amount deductible under capital gains tax legislation, deferred tax is determined as if such amounts are deductible in determining future assessable income.
The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable earnings will be available to allow all or part of the deferred income tax asset to be utilized. To the extent that an asset not previously recognized fulfils the criteria for recognition, a deferred income tax asset is recorded.
Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which the asset is realized or the liability is settled, based on tax rates and tax laws enacted or substantively enacted at the statement of financial position date.
Current and deferred taxes relating to items recognized in other comprehensive income or directly in equity are recognized in other comprehensive income or equity and not in the income statement. Mining taxes and royalties are treated and disclosed as current and deferred taxes if they have the characteristics of an income tax. Judgements are required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognized on the statement of financial position and the amount of other tax losses and temporary differences not yet recognized. In such circumstances, some or the entire carrying amount of recognized deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the income statement.
Deferred tax assets, including those arising from tax losses, capital losses and temporary differences, are recognized only where it is probable that taxable earnings will be available against which the losses or deductible temporary differences can be utilized. Assumptions about the generation of future taxable earnings and repatriation of retained earnings depend on management’s estimates of future cash flows. These depend on estimates of future production and sales volumes, commodity prices, reserves, operating costs, closure and decommissioning costs, capital expenditures, dividends and other capital management transactions.

PAN AMERICAN SILVER CORP.	27

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

w)	Earnings (loss) per share
Basic earnings (loss) per share is calculated by dividing earnings attributable to ordinary equity holders of the parent entity by the weighted average number of ordinary shares outstanding during the period.
The diluted earnings per share calculation is based on the earnings attributable to ordinary equity holders and the weighted average number of shares outstanding after adjusting for the effects of all potential ordinary shares. This method requires that the number of shares used in the calculation be the weighted average number of shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares. This method assumes that the potential ordinary shares converted into ordinary shares at the beginning of the period (or at the time of issuance, if not in existence at beginning of the period). The number of dilutive potential ordinary shares is determined independently for each period presented.
For convertible securities that may be settled in cash or shares at the holder’s option, returns to preference shareholders and income charges are added back to net earnings used for basic EPS and the maximum number of ordinary shares that could be issued on conversion is used in computing diluted earnings per share.

x)	Borrowing costs and upfront costs
Borrowing costs that are directly attributable to the acquisition, construction or production of qualifying assets are capitalized. Qualifying assets are assets that require a substantial amount of time to prepare for their intended use, including mineral properties in the evaluation stage where there is a high likelihood of commercial exploitation. Qualifying assets also include significant expansion projects at the operating mines. Borrowing costs are considered an element of the historical cost of the qualifying asset. Capitalization ceases when the asset is substantially complete or if construction is interrupted for an extended period. Where the funds used to finance a qualifying asset form part of general borrowings, the amount capitalized is calculated using a weighted average of rates applicable to the relevant borrowings during the period. Where funds borrowed are directly attributable to a qualifying asset, the amount capitalized represents the borrowing costs specific to those borrowings. Where surplus funds available out of money borrowed specifically to finance a project are temporarily invested, the total borrowing cost is reduced by income generated from short-term investments of such funds.
Upfront costs incurred in connection with entering new credit facilities are recorded as Other assets and are amortized over the life of the respective credit facilities.

4. CHANGES IN ACCOUNTING STANDARDS
New and amended IFRS standards that are effective for the current year
Financial Instruments
On January 1, 2018, the Company adopted, retrospectively without restatement, IFRS 9 - Financial Instruments ("IFRS 9") which replaced IAS 39 - Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 provides a revised model for recognition and measurement of financial instruments with a single, forward-looking 'expected loss' impairment model and significant changes to hedge accounting. The standard is effective for annual periods beginning on or after January 1, 2018. There was no impact from IFRS 9 on the Company's classification and measurement of financial assets and liabilities except for equity securities as described below.
Under IFRS 9, subsequent to initial recognition, financial assets are classified and measured at either: amortized cost, FVTOCI or at FVTPL. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets.
IFRS 9 introduced a single expected credit loss impairment model for financial assets measured at amortized cost and for debt instruments at FVTOCI, which is based on changes in credit quality since initial recognition. The adoption of the expected credit loss impairment model did not have a significant impact on the Company’s financial statements.

PAN AMERICAN SILVER CORP.	28

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

IFRS 9 changed the requirements for hedge effectiveness and consequently for the application of hedge accounting which did not impact the Company. As the Company does not apply hedge accounting, either under IAS 39 or IFRS 9, the adoption of IFRS 9 with regards to hedge accounting did not impact the Company or its accounting policies.
The Company has not restated comparative 2017 information for financial instruments in the scope of IFRS 9. Therefore, the comparative 2017 information is reported under IAS 39 and is not comparable to the information presented for 2018. Differences arising from the adoption of IFRS 9 have been recognized directly in retained earnings as of January 1, 2018. The adoption of IFRS 9 did not result in a change in carrying value of any of our financial instruments on the transition date. The main area of change was the accounting for equity securities previously classified as available for sale.
In accordance with IFRS 9 guidance, investments in equity securities that are neither subsidiaries nor associates (“equity securities”) are categorized as FVTPL unless they are designated as FVTOCI. Further, investments in equity securities, previously classified as available for sale, are now classified at FVTPL. As of January 1, 2018 equity securities are measured at FVTPL, prior to this and under IAS 39 these assets were initially recorded at fair value with subsequent measurements recorded at FVTOCI. The Company continued to designate its short term investments other than equity securities as financial assets at FVTOCI. This change in measurement classification resulted in an adjustment to opening retained earnings on January 1, 2018 for the historical unrealized gains and losses on the Company’s existing equity securities investments. The adjustment was $1.6 million with a corresponding adjustment to accumulated other comprehensive income.
The Company's financial instrument policy in accordance with IFRS 9 is disclosed in Note 3(g).
Revenue Recognition
The Company adopted IFRS 15 which replaced IAS 11 - Construction Contracts; IAS 18 - Revenue, and other revenue interpretations.
IFRS 15 requires either a full retrospective application, whereby comparative information is restated in accordance with IFRS 15, or a modified retrospective application, whereby the cumulative impact of adoption is recognized in opening retained earnings, as of January 1, 2018, and comparative period balances are not restated. The Company elected to apply the modified retrospective approach, though the new standard had no cumulative impact as at January 1, 2018.
IFRS 15 establishes a single five-step model framework for determining the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer, and introduces a revenue recognition model under which an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new framework did not result in a change in the way the Company recognizes or measures revenue but additional disclosures have been presented in Note 3(f) as a result of adopting IFRS 15. Further, the standard introduces the concept of performance obligations that are defined as ‘distinct’ promised goods or services, and requires entities to apportion revenue earned to the distinct performance obligations on a relative stand-alone selling price basis.  The Company may from time to time enter into concentrate contracts where the Company is responsible for shipping and insurance costs necessary to bring the goods to a named destination after the date on which control of the goods is transferred to the customer.  Accordingly, under IFRS 15, a portion of the revenue earned under such contracts, representing the obligation to fulfill the shipping and insurance services, will be deferred and recognized over the time the obligations are fulfilled.  There were no such contracts in 2017, nor in 2018.
The Company's revenue recognition policy in accordance with IFRS 15 is disclosed in Note 3(f).
Other Narrow Scope Amendments
The Company has adopted IFRIC interpretation 22 - Foreign Currency Transactions and Advanced Consideration, and narrow scope amendments to IFRS 2 - Share-based Payment, which did not have a material impact on the Company’s consolidated financial statements.

PAN AMERICAN SILVER CORP.	29

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

New and amended IFRS standards not yet effective
The Company has not early adopted any amendment, standard or interpretation that has been issued by the IASB but is not yet effective.
Leases
In January 2016, the IASB issued IFRS 16 which replaces IAS 17 - Leases and its associated interpretative guidance, including IFRIC 4 and SIC 15. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a non-lease component on the basis of whether the customer controls the specific asset. For those contracts that are or contain a lease, IFRS 16 introduces significant changes for lessees to the accounting for contracts that are or contain a lease, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases less than 12 months in duration or leases of low value assets. Lessor accounting remains similar to current accounting practice. The standard is effective for annual periods beginning on or after January 1, 2019, with early application permitted for entities that apply IFRS 15.
The Company plans to apply IFRS 16 at the date it becomes effective and has selected the modified retrospective transition approach, which does not require restatement of comparative periods; instead, the cumulative impact of applying IFRS 16 will be accounted for as an adjustment to equity at the start of the accounting period in which it is first applied. The Company does not intend to bring short-term leases (contracts with terms that end within 12 months of the mandatory transition date) or low value leases on balance sheet. Costs for these items will continue to be expensed directly to the Consolidated Income Statements.
The Company is close to finalizing its implementation project. It is expected that the Company will record a material balance of lease assets and associated lease liabilities on the Consolidated Statements of Financial Position at January 1, 2019. IFRS 16 will further result in increased depreciation and amortization on these lease assets and increased interest on these additional lease liabilities. These lease payments will be recorded as financing outflows in the Consolidated Statements of Cash Flows.
Uncertainty Over Income Tax Treatments
IFRIC 23, Uncertainty over Income Tax Treatments ("IFRIC 23") provides guidance regarding the application of the IAS 12 Income Taxes recognition and measurement requirements where there is uncertainty surrounding income tax treatment of a tax position. To apply IFRIC 23, the Company must determine whether it is probable that the relevant tax authorities will accept an uncertain tax treatment used, or proposed to be used, in its income tax filings. If it determined that the tax authorities will accept the tax treatment, the Company should account for the impact consistent with that tax treatment. If it is determined that the tax authorities are not likely to accept the tax treatment, the Company should account for the impact of the uncertainty in the period in which this determination is made.  IFRIC 23 is effective for annual periods beginning on or after January 1, 2019 and can be applied with either full retrospective application or modified retrospective application without restatement of comparatives retrospectively or prospectively. The Company does not expect the application of IFRIC 23 will have a significant impact on the Company’s consolidated financial statements.
Annual Improvements 2015-2017 Cycle
In December 2017, the IASB issued the Annual Improvements 2015-2017 cycle, containing amendments to IFRS 3 - Business Combinations ("IFRS 3"), IFRS 11 - Joint Arrangements, IAS 12 - Income Taxes and IAS 23 - Borrowing Costs. These amendments are effective for annual periods beginning on or after January 1, 2019 and are not expected to have a significant impact on the Company's consolidated financial statements.

PAN AMERICAN SILVER CORP.	30

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

5. SIGNIFICANT JUDGEMENTS IN APPLYING ACCOUNTING POLICIES
Judgements that have the most significant effect on the amounts recognized in the Company’s consolidated financial statements are as follows:

a)	Capitalization of evaluation costs
The Company has determined that evaluation costs capitalized during the year relating to the operating mines and certain other exploration interests have potential future economic benefits and are potentially economically recoverable, subject to the impairment analysis as discussed in Note 12. In making this judgement, the Company has assessed various sources of information including but not limited to the geologic and metallurgic information, history of conversion of mineral deposits to proven and probable mineral reserves, scoping and feasibility studies, proximity to existing ore bodies, operating management expertise and required environmental, operating and other permits.

b)	Commencement of commercial production
During the determination of whether a mine has reached an operating level that is consistent with the use intended by management, costs incurred are capitalized as mineral property, plant and equipment and any consideration from commissioning sales are offset against costs capitalized. The Company defines commencement of commercial production as the date that a mine has achieved a sustainable level of production based on a percentage of design capacity along with various qualitative factors including but not limited to the achievement of mechanical completion, continuous nominated level of production, the working effectiveness of the plant and equipment at or near expected levels and whether there is a sustainable level of production input available including power, water and diesel.

c)	Assets’ carrying values and impairment charges
In determining carrying values and impairment charges the Company looks at recoverable amounts, defined as the higher of value in use or FVLCTS in the case of non-financial assets, and at objective evidence that identifies significant or prolonged decline of fair value on financial assets classified as available-for-sale indicating impairment. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

d)	Functional currency
The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which each operates. The Company has determined that its functional currency and that of its subsidiaries is the USD. The determination of functional currency may require certain judgements to determine the primary economic environment. The Company reconsiders the functional currency used when there is a change in events and conditions which determined the primary economic environment.

e)	Business combinations
Determination of whether a set of assets acquired and liabilities assumed constitute a business may require the Company to make certain judgments, taking into account all facts and circumstances. A business consists of inputs, including non-current assets and processes, including operational processes, that when applied to those inputs have the ability to create outputs that provide a return to the Company and its shareholders.

PAN AMERICAN SILVER CORP.	31

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

f)	Determination of control of subsidiaries and joint arrangements
Determination of whether the Company has control of subsidiaries or joint control of joint arrangements requires an assessment of the activities of the investee that significantly affect the investee's returns, including strategic, operational and financing decision-making, appointment, remuneration and termination of the key management personnel and when decisions related to those activities are under the control of the Company or require unanimous consent from the investors. Based on assessment of the relevant facts and circumstances, primarily, the Company's limited board representation and restricted influence over operating, strategic and financing decisions, the Company concluded that it does not control Maverix and as a result classified it as an investment in associate subject to significant influence (Note 13).

g)	Deferral of stripping costs
In determining whether stripping costs incurred during the production phase of a mining property relate to mineral reserves that will be mined in a future period and therefore should be capitalized, the Company treats the costs of removal of the waste material during a mine’s production phase as deferred, where it gives rise to future benefits. These capitalized costs are subsequently amortized on a unit of production basis over the reserves that directly benefit from the specific stripping activity. As at December 31, 2018, the carrying amount of stripping costs capitalized was $57.0 million comprised entirely of Dolores (December 31, 2017 - $47.7 million was capitalized comprised entirely of Dolores).

h)	Replacement convertible debenture
As part of the 2009 Aquiline transaction, the Company issued a replacement convertible debenture that allowed the holder to convert the debenture into either 363,854 Pan American shares ("Common Shares") or a silver stream contract with Aquiline Resources Inc., a wholly owned subsidiary of the Company. The holder subsequently selected the silver stream contract related to certain production from the Navidad project. The silver stream contract is classified and accounted for as a deferred credit. In determining the appropriate classification of the silver stream contract as a deferred credit, the Company evaluated the economics underlying the contract as of the date the Company assumed the obligation. As at December 31, 2018, the carrying amount of the deferred credit arising from the Aquiline acquisition was $20.8 million (2017 - $20.8 million).

6. KEY SOURCES OF ESTIMATION UNCERTAINTY IN THE APPLICATION OF ACCOUNTING POLICIES
Key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities are:

•
Revenue recognition: Revenue from the sale of concentrate to independent smelters is recognized when control of the asset sold is transferred to the customer. The Company's concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at FVTPL. In a period of high price volatility, as experienced under current economic conditions, the effect of mark-to-market price adjustments related to the quantity of metal which remains to be settled with

PAN AMERICAN SILVER CORP.	32

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

independent smelters could be significant. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted.

•
Estimated recoverable ounces: The carrying amounts of the Company’s mining properties are depleted based on recoverable ounces. Changes to estimates of recoverable ounces and depletable costs including changes resulting from revisions to the Company’s mine plans and changes in metal price forecasts can result in a change to future depletion rates.

•
Mineral reserve estimates: The figures for mineral reserves and mineral resources are disclosed in accordance with National Instrument 43 -101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators and in accordance with “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines – adopted November 23, 2003”, prepared by the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") Standing Committee on Reserve Definitions. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial position and results of operation.

•
Valuation of Inventory: In determining mine production costs recognized in the consolidated income statement, the Company makes estimates of quantities of ore stacked in stockpiles, placed on the heap leach pad and in process and the recoverable silver in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories. Refer to Note 10 for details.

•
Depreciation and amortization rates for mineral properties, plant and equipment and mineral interests: Depreciation and amortization expenses are allocated based on assumed asset lives and depreciation and amortization rates. Should the asset life or depreciation rate differ from the initial estimate, an adjustment would be made in the consolidated income statement prospectively. A change in the mineral reserve estimate for assets depreciated using the units of production method would impact depreciation expense prospectively.

•
Impairment, or impairment reversal, of mining interests: While assessing whether any indications of impairment, or impairment reversal, exist for mining interests, consideration is given to both external and internal sources of information. Information the Company considers include changes in the market, economic and legal environment in which the Company operates that are not within its control that affect the recoverable amount of mining interests. Internal sources of information include the manner in which mineral property, plant and equipment are being used or are expected to be used and indications of the economic performance of the assets. Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the mining properties and the appropriate discount rate. Changes in metal price forecasts, increases or decreases in estimated future costs of production, increases or decreases in estimated future capital costs, reductions or increases in the amount of recoverable mineral reserves and mineral resources and/or adverse or favorable current economics can result in a write-down or write-up of the carrying amounts of the Company’s mining interests. Impairments and impairment reversals of mining interests are discussed in Note 12.

•
Estimation of decommissioning and reclamation costs and the timing of expenditures: The cost estimates are updated annually during the life of a mine to reflect known developments, (e.g. revisions to cost estimates and to the estimated lives of operations), and are subject to review at regular intervals. Decommissioning, restoration and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements, constructive obligations and are measured at the best estimate of expenditures required to settle the present obligation of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine at the end of its productive life. The carrying amount is determined based on the net present value of estimated

PAN AMERICAN SILVER CORP.	33

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

future cash expenditures for the settlement of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities. Refer to Note 17 for details on decommissioning and restoration costs.

•
Income taxes and recoverability of deferred tax assets: In assessing the probability of realizing income tax assets recognized, the Company makes estimates related to expectations of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, the Company gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. The Company considers relevant tax planning opportunities that are within the Company’s control, are feasible and within management’s ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. Also, future changes in tax laws could limit the Company from realizing the tax benefits from the deferred tax assets. The Company reassesses unrecognized income tax assets at each reporting period.

•
Accounting for acquisitions: The provisional fair value of assets acquired and liabilities assumed and the resulting goodwill, if any, requires that management make certain judgments and estimates taking into account information available at the time of acquisition about future events, including, but not restricted to, estimates of mineral reserves and resources acquired, exploration potential, future operating costs and capital expenditures, future metal prices, long-term foreign exchange rates and discount rates. Changes to the provisional values of assets acquired and liabilities assumed, deferred income taxes and resulting goodwill, if any, are retrospectively adjusted when the final measurements are determined if related to conditions existing at the date of acquisition (within one year of the acquisition date).

•
Provisions and contingencies: Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event the Company’s estimates of the future resolution of these matters change, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur. Refer to Note 29 for further discussion on contingencies.

7. MANAGEMENT OF CAPITAL
The Company’s objective when managing its capital is to maintain its ability to continue as a going concern while at the same time maximizing the growth of its business and providing returns to its shareholders. The Company’s capital structure consists of shareholders’ equity (comprising issued capital plus share option reserve plus deficit, plus investment revaluation reserve) with a balance of $1.5 billion as at December 31, 2018 (December 31, 2017 - $1.5 billion). The Company manages its capital structure and makes adjustments based on changes to its economic environment and the risk characteristics of the Company’s assets. The Company’s capital requirements are effectively managed based on the Company having a thorough reporting, planning and forecasting process to help identify the funds required to ensure the Company is able to meet its operating and growth objectives.
The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2017.

PAN AMERICAN SILVER CORP.	34

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

8. FINANCIAL INSTRUMENTS

a)	Financial assets and liabilities by categories

December 31, 2018 (1)	Amortized cost	FVTPL	FVTOCI	Total
Financial Assets:
Cash and cash equivalents	$138,510	$—	$—	$138,510
Trade receivables from provisional concentrates sales(2)	—	40,803	—	40,803
Receivable not arising from sale of metal concentrates(2)	40,918	—	—	40,918
Short-term investments, equity securities	—	19,178	—	19,178
Short-term investments, other than equity securities	—	—	54,826	54,826
Derivative financial assets	—	640	—	640
	$179,428	$60,621	$54,826	$294,875
Financial Liabilities:
Derivative financial liabilities	$—	$51	$—	$51
	$—	$51	$—	$51

(1)	Financial assets and liabilities by categories presented in accordance with IFRS 9 (see Note 4)

(2)	Included in Trade and other receivables.

December 31, 2017 (1)	Loans and receivables	FVTPL	Available for sale	Total
Financial Assets:
Cash and cash equivalents	$175,953	$—	$—	$175,953
Trade receivables from provisional concentrates sales(2)	—	51,952	—	51,952
Receivable not arising from sale of metal concentrates(2)	43,467	—	—	43,467
Short-term investments, equity securities	—	—	22,971	22,971
Short-term investments, other than equity securities	—	—	28,619	28,619
Derivative financial assets	—	1,092	—	1,092
	$219,420	$53,044	$51,590	$324,054
Financial Liabilities:
Derivative financial liabilities	$—	$1,906	$—	$1,906
	$—	$1,906	$—	$1,906

(1)	Financial assets and liabilities by categories presented in accordance with IAS 39.

(2)	Included in Trade and other receivables.

b)	Short-term investments in equity securities recorded at FVTPL
The Company’s short-term investments in equity securities are recorded at FVTPL for the year ended December 31, 2018 but were recorded at FVTOCI for the year ended December 31, 2017. Net losses on short-term investments recorded at FVTPL were as follows:

		2018	2017
Unrealized net losses on short-term investments, equity securities	(1)	$(3,298)	$—
Realized net losses on short-term investments, equity securities	(1)	(49)	—
		$(3,347)	$—

(1)
Short-term investments in equity securities, previously classified as available for sale with fair value changes recorded through other comprehensive income, as of January 1, 2018, have been reclassified and measured as FVTPL.

PAN AMERICAN SILVER CORP.	35

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

c)	Financial assets recorded at FVTOCI
The Company’s short-term investments other than equity securities are recorded at FVTOCI. The unrealized (losses) gains from short-term investments other than equity securities for the year ended December 31, 2018 and 2017 were as follows:

	2018	2017
Unrealized net gains on short-term investments, other than equity securities	$993	$810
Reclassification adjustment for realized (gains) losses on short-term investments, other than equity securities	(788)	361
	$205	$1,171

d)	Derivative instruments
The Company's derivative financial instruments are comprised of foreign currency and commodity contracts. The net gains (losses) on derivatives for the year ended December 31, 2018 and 2017 were comprised of the following:

	2018	2017
Gains on foreign currency and commodity contracts:
Realized gains (losses) on foreign currency and commodity contracts	$2,449	$(304)
Unrealized gains on foreign currency and commodity contracts	2,481	910
	$4,930	$606
(Loss) gain on derivatives:
(Loss) gain on warrants	$(1,078)	$64
	$(1,078)	$64

e)	Fair value information
i)Fair Value Measurement
The categories of the fair value hierarchy that reflect the inputs to valuation techniques used to measure fair value are as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities;
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
Level 3: Inputs for the asset or liability based on unobservable market data
The levels in the fair value hierarchy into which the Company’s financial assets and liabilities that are measured and recognized on the Consolidated Statements of Financial Position at fair value on a recurring basis were categorized as follows:

	At December 31, 2018		At December 31, 2017
	Level 1	Level 2	Level 1	Level 2
Assets and Liabilities:
Short-term investments	$74,004	$—	$51,590	$—
Trade receivables from provisional concentrate sales	—	40,803	—	51,952
Derivative financial assets	—	640	—	1,092
Derivative financial liabilities	—	(51)	—	(1,906)
	$74,004	$41,392	$51,590	$51,138
There were no transfers between Level 1 and Level 2 during the year ended December 31, 2018. The methodology and assessment of inputs for determining the fair value of financial assets and liabilities as well as the levels of hierarchy for the Company’s financial assets and liabilities measured at fair value remains unchanged from that at December 31, 2017.

PAN AMERICAN SILVER CORP.	36

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

ii)Valuation Techniques
 Short-term investments and other investments
The Company’s short-term investments and other investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy and are primarily money market securities and U.S. Treasury securities. The fair value of the investment securities is calculated as the quoted market price of the investment and in the case of equity securities, the quoted market price multiplied by the quantity of shares held by the Company.
Derivative assets and liabilities
The Company’s derivative assets and liabilities were comprised of investments in warrants, commodity swaps and foreign currency contracts. The fair value of the warrants is calculated using an option pricing model which utilizes a combination of quoted prices and market-derived inputs. The Company's commodity swaps and foreign currency contracts are valued using observable market prices. Derivative instruments are classified within Level 2 of the fair value hierarchy.
Receivables from Provisional Concentrate Sales
A portion of the Company’s trade receivables arose from provisional concentrate sales and are valued using quoted market prices based on the forward London Metal Exchange for copper, zinc and lead and the London Bullion Market Association P.M. fix for gold and silver.

f)	Financial Instruments and related risks
The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth and shareholder returns. The principle financial risks to which the Company is exposed are:

i)	Credit risk

ii)	Liquidity risk

iii)	Market risk
1. Currency risk
2. Interest rate risk
3. Price risk
The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.
i)Credit Risk
Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade receivables. The carrying value of trade receivables represents the maximum credit exposure.
The Company has long-term concentrate contracts to sell the zinc, lead and copper concentrates produced by the Huaron, Morococha, San Vicente and La Colorada mines. Concentrate contracts are common business practice in the mining industry. The terms of the concentrate contracts may require the Company to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing the Company to credit risk of the buyers of concentrates. Should any of these counterparties not honour supply arrangements, or should any of them become insolvent, the Company may incur losses for products already shipped and be forced to sell its concentrates on the spot market or it may not have a market for its concentrates and therefore its future operating results may be materially adversely impacted. At December 31, 2018, the Company had receivable balances associated with buyers of its concentrates of $40.8 million (2017 - $52.0 million). The vast majority of the Company’s concentrate is sold to six well-known concentrate buyers.
Silver doré production from La Colorada, Dolores and Manantial Espejo is refined under long term agreements with fixed refining terms at three separate refineries worldwide. The Company generally retains the risk and title to the

PAN AMERICAN SILVER CORP.	37

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

precious metals throughout the process of refining and therefore is exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances. At December 31, 2018, the Company had approximately $19.7 million (2017 - $21.9 million) of value contained in precious metal inventory at refineries. The Company maintains insurance coverage against the loss of precious metals at the Company’s mine sites, in-transit to refineries and whilst at the refineries.
The Company maintains trading facilities with several banks and bullion dealers for the purposes of transacting the Company’s trading activities. None of these facilities are subject to margin arrangements. The Company’s trading activities can expose the Company to the credit risk of its counterparties to the extent that the trading positions have a positive mark-to-market value. However, the Company minimizes this risk by ensuring there is no excessive concentration of credit risk with any single counterparty, by active credit management and monitoring.
Refined silver and gold is sold in the spot market to various bullion traders and banks. Credit risk may arise from these activities if the Company is not paid for metal at the time it is delivered, as required by spot sale contracts.
Supplier advances for products and services yet to be provided are a common practice in some jurisdictions in which the Company operates. These advances represent a credit risk to the Company to the extent that suppliers do not deliver products or perform services as expected. As at December 31, 2018, the Company had made $14.4 million (2017 - $14.3 million) of supplier advances, which are reflected in “Trade and other receivables” on the Company’s consolidated statement of financial position.
Management constantly monitors and assesses the credit risk resulting from its refining arrangements, concentrate sales and commodity contracts with its refiners, trading counterparties and customers. Furthermore, management carefully considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, management attempts to avoid unacceptable concentration of credit risk to any single counterparty.
At December 31, 2018, the Company has recorded an allowance for doubtful accounts provision in the amount of $7.6 million (2017 – $7.6 million) which relates to amounts owing from Doe Run Peru (“DRP”), one of the buyers of concentrates from the Company’s Peruvian operations, for deliveries of concentrates that occurred in early 2009. The Company will continue to pursue every possible avenue to recover the amounts owed by DRP. At December 31, 2018, the Company recorded an additional allowance for doubtful accounts provision in the amount of $4.7 million (2017 - $nil) which relates to amounts owning from Republic Metals, one of the buyers of doré, for deliveries that occurred in 2018.
Cash and cash equivalents, trade accounts receivable and other receivables that represent the maximum credit risk to the Company consist of the following:

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$138,510	$175,953
Short-term investments	74,004	51,590
Trade accounts receivable(1)	40,803	51,952
Royalty receivable(1)	105	60
Employee loans(1)	312	491

(1)	Included in Trade and other receivables.
The Company invests its cash and cash equivalents, which also has credit risk, with the objective of maintaining safety of principal and providing adequate liquidity to meet all current payment obligations.

PAN AMERICAN SILVER CORP.	38

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

ii)Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows. The Company has in place a rigorous planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansion plans. The Company strives to maintain sufficient liquidity to meet its short-term business requirements, taking into account its anticipated cash flows from operations, its holdings of cash and short-term investments, and its committed loan facilities.
In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments. The following table summarizes the remaining contractual maturities of the Company's financial and non-financial liabilities, shown in contractual undiscounted cash flow:

Payments due by period 2018
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Financial liabilities
Accounts payable and accrued liabilities other than:	$128,486	$—	$—	$—	$128,486
Severance accrual	1,791	3,763	534	112	6,200
Employee compensation	1,466	—	—	—	1,466
Total accounts payable and accrued liabilities	131,743	3,763	534	112	136,152
Loss on commodity contracts	51	—	—	—	51
Provisions(1)(2)	3,123	547	720	178	4,568
Income taxes payable	8,306	—	—	—	8,306

Other commitments
Capital and operating expenditure commitments	7,947	7,898	2,885	530	19,260
Future employee compensation	1,530	4,911	—	—	6,441
Credit facility charges	1,200	350	—	—	1,550
Total contractual obligations(2)	$153,900	$17,469	$4,139	$820	$176,328

Payments due by period 2017
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Financial liabilities
Accounts payable and accrued liabilities other than:	$136,671	$—	$—	$—	$136,671
Severance accrual	1,092	2,273	760	1,051	5,176
Employee compensation	1,935	—	—	—	1,935
Total accounts payable and accrued liabilities	139,698	2,273	760	1,051	143,782
Loan obligation	3,000	—	—	—	3,000
Loss on commodity contracts	1,906	—	—	—	1,906
Provisions(1)(2)	2,681	546	627	243	4,097
Income taxes payable	26,131	—	—	—	26,131

Other commitments
Capital and operating expenditure commitments	8,812	8,883	1,390	789	19,874
Future employee compensation	1,879	2,894	—	—	4,773
Credit facility charges	1,200	1,550	—	—	2,750
Total contractual obligations(2)	$185,307	$16,146	$2,777	$2,083	$206,313

(1)	Total litigation provision (Note 17).

(2)
Amounts above do not include payments related to the Company’s anticipated closure and decommissioning obligation (current $1.9 million, long-term $68.6 million) discussed in Note 17 (2017 - current $5.6 million, long-term $59.8 million), the deferred credit arising from the Aquiline acquisition ($20.8 million) (2017 - $20.8 million) discussed in Note 19, and deferred tax liabilities of $148.8 million (2017 - $171.2 million).

PAN AMERICAN SILVER CORP.	39

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

There was no significant change to the Company’s exposure to liquidity risk during the year ended December 31, 2018.
iii)Market Risk
1.Currency Risk
The Company reports its financial statements in USD; however, the Company operates in jurisdictions that utilize other currencies. As a consequence, the financial results of the Company’s operations as reported in USD are subject to changes in the value of the USD relative to local currencies. Since the Company’s sales are denominated in USD and a portion of the Company’s operating costs and capital spending are in local currencies, the Company is negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.
At December 31, 2018, the Company had outstanding positions on its foreign currency exposure of Mexican peso ("MXN") purchases with no comparative positions at December 31, 2017. The Company recorded gains of $0.7 million on MXN derivative contracts for the year ended December 31, 2018 (2017 - gains of $3.8 million).
The Company’s net earnings are affected by the revaluation of its monetary assets and monetary liabilities at each balance sheet date. The Company has reviewed its monetary assets and monetary liabilities and is exposed to foreign exchange risk through financial assets and liabilities and deferred income tax liabilities denominated in currencies other than USD as shown in the table below. The Company estimates that a 10% change in the exchange rate of the foreign currencies in which its December 31, 2018 non-USD net monetary liabilities were denominated would result in an income before taxes change of about $14.3 million (2017 - $17.4 million).
The Company is exposed to currency risk through the following financial assets and liabilities, and deferred income tax assets and liabilities denominated in foreign currencies:

At December 31, 2018	Cash and short-term investments	Other current and non-current assets	Income taxes receivable (payable), current and non- current	Accounts payable and accrued liabilities and non- current liabilities	Deferred tax assets and liabilities
Canadian Dollar	$22,514	$1,793	$—	$(851)	$—
Mexican Peso	2,724	18,873	7,240	(31,909)	(106,383)
Argentinian Peso	2,677	15,038	1,134	(18,739)	—
Bolivian Boliviano	285	532	(6,068)	(12,167)	(9,372)
European Euro	127	—	(332)	—	—
Peruvian Sol	1,268	2,324	2,640	(13,134)	(23,004)
	$29,595	$38,560	$4,614	$(76,800)	$(138,759)

PAN AMERICAN SILVER CORP.	40

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

At December 31, 2017	Cash and short-term investments	Other current and non-current assets	Income taxes receivable (payable), current and non- current	Accounts payable and accrued liabilities and non- current liabilities	Deferred tax assets and liabilities
Canadian Dollar	$25,062	$529	$(713)	$(348)	$—
Mexican Peso	5,188	22,809	(242)	(26,013)	(141,870)
Argentinian Peso	4,239	19,720	837	(28,685)	—
Bolivian Boliviano	4,659	495	(3,840)	(13,954)	(10,076)
European Euro	24	—	(780)	—	—
Peruvian Sol	2,274	1,026	(4,402)	(13,478)	(16,603)
	$41,446	$44,579	$(9,140)	$(82,478)	$(168,549)
2.Interest Rate Risk
Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates. At December 31, 2018, the Company has $6.7 million in lease obligations (2017 - $7.6 million), that are subject to an annualized interest rate of 2.2% (2017 - 2.2%). At December 31, 2018, the Company has short-term loans in Argentina of $nil (2017 - $3.0 million at an annualized interest rate of 1.8%).
The average interest rate earned by the Company during the year ended December 31, 2018 on its cash and short-term investments was 0.90% (2017 - 0.77%). A 10% increase or decrease in the interest earned from financial institutions on cash and short-term investments would result in a $0.2 million increase or decrease in the Company’s before tax earnings (2017 – $0.2 million).
3.Price Risk
Metal price risk is the risk that changes in metal prices will affect the Company’s income or the value of its related financial instruments. The Company derives its revenue from the sale of silver, gold, lead, copper, and zinc. The Company’s sales are directly dependent on metal prices that have shown significant volatility and are beyond the Company’s control. Consistent with the Company’s mission to provide equity investors with exposure to changes in silver prices, the Company’s current policy is to not hedge the price of silver.
A 10% increase in all metal prices as at December 31, 2018, would result in an increase of approximately $81.2 million (2017 – $83.9 million) in the Company’s revenues. A 10% decrease in all metal prices as at the same period would result in a decrease of approximately $82.7 million (2017 - $85.3 million) in the Company’s revenues. The Company also enters into provisional concentrate contracts to sell the zinc, lead and copper concentrates produced by the Huaron, Morococha, San Vicente and La Colorada mines. We have provisionally priced sales for which price finalization, referenced to the relevant zinc, lead, copper and silver index, is outstanding at the balance sheet date. A 10% increase in metals prices on open positions of approximately 8,300 tonnes, 2,300 tonnes, 2,000 tonnes, and 1.6 million ounces (2017 - 9,200 tonnes, 2,200 tonnes, 800 tonnes, and 1.9 million ounces) of zinc, lead, copper and silver, respectively, for provisional concentrate contracts for the year ended December 31, 2018 would result in an increase of approximately $6.2 million (2017 - $7.4 million) in the Company’s before tax earnings which would be reflected in 2018 results. A 10% decrease in metal prices for the same period would result in a decrease of approximately $6.2 million (2017 - $7.4 million) in the Company’s before tax earnings.
The Company mitigates the price risk associated with its base metal production by committing some of its forecasted base metal production from time to time under forward sales and option contracts. The Board of Directors continually assesses the Company’s strategy towards its base metal exposure, depending on market conditions. At December 31, 2018, the Company had outstanding contracts to sell some of its base metals production.

PAN AMERICAN SILVER CORP.	41

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

9. SHORT-TERM INVESTMENTS

	December 31, 2018			December 31, 2017
	Fair Value	Cost	Accumulated unrealized holding gains	Fair Value	Cost	Accumulated unrealized holding gains
Short-term investments	$74,004	$73,796	$208	$51,590	$49,985	$1,605

10. INVENTORIES
Inventories consist of:

	December 31, 2018	December 31, 2017
Concentrate inventory	$19,286	$11,582
Stockpile ore (1)	3,945	16,209
Heap leach inventory and in process (2)	113,199	108,509
Doré and finished inventory (3)	30,736	35,054
Materials and supplies	47,299	47,361
	$214,465	$218,715

(1)	Includes an impairment charge of $11.2 million to reduce the cost basis of inventory to NRV at Manantial Espejo and Dolores mines (December 31, 2017 – $10.0 million at Manantial Espejo mine).

(2)
Includes an impairment charge of $28.9 million to reduce the cost basis of inventory to NRV at Manantial Espejo and Dolores mines (December 31, 2017 - $10.3 million at Manantial Espejo and Dolores mines).

(3)
Includes an impairment charge of $7.5 million to reduce the cost basis of inventory to NRV at Manantial Espejo and Dolores mines at December 31, 2018. (December 31, 2017 - $2.9 million at Manantial Espejo mine).

The costs of inventories recognized as expense for the year ended December 31, 2018 amounted to $683.6 million (2017 – $648.1 million), of which $515.6 million (2017 – $500.7 million) and $147.3 million (2017 – $122.9 million) was included in production costs and depreciation and depletion in the Consolidated Income Statements, respectively.
During the year ended December 31, 2018 a $24.3 million (2017 - $12.3 million NRV loss) NRV loss was recognized, primarily driven by decreased metal prices, and included in production costs (Note 21). Inventories held at NRV amounted to $143.6 million (2017 - $125.5 million).
A portion of the Stockpile ore amounting to $2.5 million (2017 - $9.5 million) and a portion of the heap leach inventory amounting to $75.3 million (2017 - $74.3 million) are expected to be recovered or settled after more than twelve months.

11. MINERAL PROPERTIES, PLANT AND EQUIPMENT
Acquisition costs of investment and non-producing properties together with costs directly related to mine development expenditures are capitalized. Exploration expenditures on investment and non-producing properties are charged to expense in the period they are incurred.
Capitalization of evaluation expenditures commences when there is a high degree of confidence in the project’s viability and hence it is probable that future economic benefits will flow to the Company. Evaluation expenditures, other than that acquired from the purchase of another mining company, are carried forward as an asset provided that such costs are expected to be recovered in full through successful development and exploration of the area of interest or alternatively, by its sale. Evaluation expenditures include delineation drilling, metallurgical evaluations, and geotechnical evaluations amongst others.

PAN AMERICAN SILVER CORP.	42

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Mineral properties, plant and equipment consist of:

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2018
Net of accumulated depreciation	$766,883	$71,809	$253,128	$244,863	$1,336,683
Additions	106,701	25,423	—	16,896	149,020
Disposals	—	(396)	—	(937)	(1,333)
Depreciation and amortization	(68,935)	—	—	(78,354)	(147,289)
Depreciation charge captured in inventory	(12,620)	—	—	—	(12,620)
Impairment charge	(2,144)	(25,113)	—	(532)	(27,789)
Transfers	(115,726)	1,652	(3,897)	117,971	—
Closure and decommissioning – changes in estimate	4,330	—	—	—	4,330
As at December 31, 2018	$678,489	$73,375	$249,231	$299,907	$1,301,002

Cost as at December 31, 2018	$1,997,880	$104,614	$668,358	$939,993	$3,710,845
Accumulated depreciation and impairments	(1,319,391)	(31,239)	(419,127)	(640,086)	(2,409,843)
Carrying value – December 31, 2018	$678,489	$73,375	$249,231	$299,907	$1,301,002

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2017
Net of accumulated depreciation	$694,501	$58,578	$259,953	$209,695	$1,222,727
Additions	120,098	4,066	—	23,938	148,102
Acquisition of Argentine projects	—	40,315	—	30	40,345
Disposals	—	—	(195)	(2,710)	(2,905)
Depreciation and amortization	(53,124)	—	—	(69,764)	(122,888)
Depreciation charge captured in inventory	(4,104)	—	—	—	(4,104)
Impairment reversal	27,531	6,892	1,317	25,814	61,554
Transferred to assets held for sale	—	—	(7,947)	(2)	(7,949)
Transfers	(22,400)	(38,042)	—	57,862	(2,580)
Closure and decommissioning – changes in estimate	4,381	—	—	—	4,381
As at December 31, 2017	$766,883	$71,809	$253,128	$244,863	$1,336,683

Cost as at December 31, 2017	$2,018,937	$77,242	$653,216	$889,655	$3,639,050
Accumulated depreciation and impairments	(1,252,054)	(5,433)	(400,088)	(644,792)	(2,302,367)
Carrying value – December 31, 2017	$766,883	$71,809	$253,128	$244,863	$1,336,683

PAN AMERICAN SILVER CORP.	43

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

	December 31, 2018			December 31, 2017
	Cost	Accumulated Depreciation and Impairment	Carrying Value	Cost	Accumulated Depreciation and Impairment	Carrying Value
Huaron mine, Peru	$207,360	$(114,288)	$93,072	$196,111	$(107,970)	$88,141
Morococha mine, Peru	243,603	(149,120)	94,483	230,932	(135,868)	95,064
Alamo Dorado mine, Mexico	126,960	(126,960)	—	194,023	(194,023)	—
La Colorada mine, Mexico	301,706	(121,940)	179,766	279,541	(100,970)	178,571
Dolores mine, Mexico	1,529,751	(981,948)	547,803	1,485,200	(908,651)	576,549
Manantial Espejo mine, Argentina	367,105	(362,293)	4,812	367,573	(353,322)	14,251
San Vicente mine, Bolivia	137,394	(86,663)	50,731	131,038	(79,595)	51,443
Other	23,994	(16,265)	7,729	24,174	(16,447)	7,727
Total	$2,937,873	$(1,959,477)	$978,396	$2,908,592	$(1,896,846)	$1,011,746

Land and Non-Producing Properties:
Land	$4,677	$(1,096)	$3,581	$4,990	$(1,234)	$3,756
Navidad project, Argentina	566,577	(376,101)	190,476	566,577	(376,101)	190,476
Minefinders projects, Mexico	91,362	(36,975)	54,387	73,956	(16,929)	57,027
Morococha, Peru	9,674	—	9,674	9,674	—	9,674
Argentine projects(1)(2)	69,774	(24,939)	44,835	44,376	—	44,376
Other	30,908	(11,255)	19,653	30,885	(11,257)	19,628
Total non-producing properties	$772,972	$(450,366)	$322,606	$730,458	$(405,521)	$324,937
Total mineral properties, plant and equipment	$3,710,845	$(2,409,843)	$1,301,002	$3,639,050	$(2,302,367)	$1,336,683

(1)
On February 10, 2017, the Company completed the acquisition of 100% of Coeur Joaquin S.R.L., subsequently renamed Minera Joaquin S.R.L. (“Joaquin”).  Joaquin’s principal asset is the Joaquin project, located in the Santa Cruz province of southern Argentina. The consideration for the acquisition was $25.0 million, comprised of$15.0 million in cash and $10.0 million of the Company’s common shares valued as of January 13, 2017 (555,654 total common shares), plus a 2.0% net smelter returns royalty on the Joaquin project. Transaction costs were $0.3 million during the year ended December 31, 2017 with no similar amount in 2018.

(2)
On May 31, 2017, the Company acquired 100% of Patagonia Gold Plc's ("Patagonia") COSE project in the Santa Cruz province of southern Argentina from Patagonia. Consideration payable to Patagonia included $15 million, of which $7.5 million is deferred, plus a 1.5% net smelter returns ("NSR") royalty on the COSE project. On May 31, 2017, the Company made a payment of $7.5 million and granted a 1.5% NSR on production from COSE, and the title to COSE transferred to the Company. The remaining $7.5 million payment was made on May 31, 2018.

The assets acquired and liabilities assumed from both projects have been included in the table above under "Argentine projects", and in the "Manantial Espejo" reportable operating segment of the segment note (Note 26). The Company concluded that the acquired assets and assumed liabilities did not constitute a business and accordingly the transactions were accounted for as asset acquisitions. The Joaquin purchase price was allocated to the assets acquired and liabilities assumed on a relative fair value basis with $25.4 million allocated to mineral properties, plant and equipment and the remaining allocated to working capital items ($0.04 million). The COSE purchase price of $15.0 million was allocated to mineral properties, plant and equipment.
Held for Sale Assets
On December 31, 2017, all of the assets and liabilities of Minera Aquiline Argentina SA were classified as held for sale. Immediately prior to the classification to assets and liabilities held for sale, the carrying amount of the Calcatreu project ("Calcatreu") was re-measured to its recoverable amount, being its fair value less costs of disposal, based on the expected proceeds from the sale. As a result, the Company recorded an impairment reversal during the year ended December 31, 2017 of $1.3 million with no impairment or impairment reversal recorded during the year ended December 31, 2018 (Note 12).
On January 31, 2018, the Company completed the sale of 100% of the shares of Minera Aquiline Argentina SA, which owns Calcatreu, to Patagonia for total consideration of $15 million in cash. The Company received $5 million at the date of sale with the remaining $10 million received on May 18, 2018 as scheduled. During the year ended December 31, 2018 the Company recorded a gain of $8.0 million (2017 - $nil) ($6 million, net of tax expense (2017 - $nil, net of tax expense)), respectively, on the sale of Calcatreu included in gain on sale of mineral properties, plant and equipment.

PAN AMERICAN SILVER CORP.	44

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

12. IMPAIRMENT (CHARGES) REVERSALS AND GOODWILL
Non-current assets are tested for impairment, or reversal of previous impairment charges, when events or changes in circumstance indicate that the carrying amount may not be recoverable, or previous impairment charges against assets are recoverable. The Company performs an impairment test for goodwill at each financial year end and when events or changes in circumstances indicate that the related carrying value may not be recoverable. The Company considers its internal discounted cash flow economic models as a proxy for the calculation of FVLCTS, given a willing market participant would use such models in establishing a value for the properties. The Company considers impairment, or if previous impairment charges should be reversed, at the CGU level, which is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company’s CGUs are its mine sites, represented by its principal producing mining properties and significant development projects. The CGU carrying amount for purposes of this test includes the carrying value of the mineral properties plant and equipment and goodwill less deferred tax liabilities and closure and decommissioning liabilities related to each CGU.
The Company’s key assumptions for determining the recoverable amounts of its various CGUs, for the purpose of testing for impairment or impairment reversals, include the most current operating and capital costs information and risk adjusted project specific discount rates. The Company uses an average of analysts’ consensus prices for the first four years of its economic modeling, and long-term reserve prices for the remainder of each asset’s life. The prices used can be found in the key assumptions and sensitivity section below.
Impairment (charges) reversals
Based on the Company’s assessment with respect to possible indicators of either impairment or reversal of previous impairments to its mineral properties, the Company concluded that as of December 31, 2018 impairment charges totaling $27.8 million ($27.8 million, net of tax expense) (2017 - impairment reversals of $61.6 million ($53.4 million, net of tax expense)) were required on the following CGUs:

	2018	2017
Manantial Espejo	$(27,789)	$—
Morococha	—	60,237
Calcatreu	—	1,317
	$(27,789)	$61,554
2018 Impairment - Manantial Espejo
The decrease in short term analyst consensus silver prices and the introduction of an export tax of three to four Argentine pesos per Dollar of export in September 2018, led management to conclude that there was an indication of impairment to its operating assets in Argentina, namely the Manantial Espejo mine, and the COSE and Joaquin projects. As at December 31, 2018, the Company determined that the combined Net Carrying Amount of the Manantial Espejo mine and the Joaquin and COSE development projects, including mineral properties, plant and equipment, and stockpile inventories, net of associated closure and decommissioning liabilities of $68.1 million was greater than the combined estimated recoverable amount of $39.3 million when using a 7.25% risk adjusted discount rate. Based on this assessment, the Company recorded an impairment charge related to the Manantial Espejo mineral property, and the COSE and Joaquin projects, of $27.8 million ($27.8 million, net of tax).

PAN AMERICAN SILVER CORP.	45

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

2017 Impairment Reversal - Morococha
During the years ended December 2017 and 2016, Morococha generated significantly higher cash flows from operations than the amount assumed in the recoverable value estimation at December 31, 2015, primarily the results of continued costs performance and base metal prices being superior to prior expectations. Further, as of December 31, 2017, Morococha's estimated silver mineral reserve increased by 2.8 million ounces. As a result of the CGU's continued strong performance, increased silver mineral reserves and higher long-term metal prices, the Company recognized a reversal of the remaining unamortized impairment of $60.2 million ($52.1 million, net of tax) related to its investment in Morococha at December 31, 2017.
2017 Impairment Reversal - Calcatreu
The Company recorded an impairment reversal on Calcatreu during the year ended December 31, 2017 further discussed in Note 11.
Key assumptions and sensitivity
The metal prices used to calculate the recoverable amounts at December 31, 2018, and December 31, 2017 are based on analyst consensus prices and the Company’s long term reserve prices, and are summarized in the following tables.
Metal prices used at December 31, 2018:

Commodity Prices	2019-2022 average	Long term
Silver price - $/oz.	$17.07	$18.50
Gold price - $/oz.	$1,300	$1,300
Zinc price - $/tonne	$2,599	$2,400
Lead price - $/tonne	$2,171	$2,100
Copper price - $/tonne	$6,975	$6,000
Metal prices used at December 31, 2017:

Commodity Prices	2018-2021 average	Long term
Silver price - $/oz.	$18.57	$18.50
Gold price - $/oz.	$1,307	$1,300
Zinc price - $/tonne	$2,818	$2,600
Lead price - $/tonne	$2,251	$2,200
Copper price - $/tonne	$6,742	$5,500

In 2018, the discount rates used to present value the Company’s life of mine cash flows were derived from the Company’s weighted average cost of capital which was calculated as 5.3% (2017 – 5.2%), with rates applied to the various mines and projects ranging from 4.5% to 9.8% (2017 - 4.0% to 9.0%), depending on the Company’s assessment of country risk, project risk, and other potential risks specific to each CGU.
The key assumptions in determining the recoverable value of the Company’s mineral properties are individual metal prices, operating and capital costs, foreign exchange rates and discount rates. At December 31, 2018, the Company performed a sensitivity analysis on all key assumptions that assumed a modest (10%) adverse change to each individual assumption while holding the other assumptions constant.
At December 31, 2018, an adverse 10% movement in any of the major assumptions in isolation did not cause the recoverable amount to be below the CGU carrying value for any of the La Colorada, San Vicente, Huaron, or Morococha mines.  For the Dolores mine, Manantial Espejo mine and Navidad project, which previously had their carrying values adjusted to FVLCTS through impairment charges, a modest adverse change in any one key assumption would reduce the recoverable amount below the carrying amount.
At December 31, 2017, an adverse 10% movement in any of the major assumptions in isolation did not cause the recoverable amount to be below the CGU carrying value for any of the La Colorada, San Vicente, Huaron, or Morococha mines.  For the Dolores mine, Manantial Espejo mine and Navidad project, which previously had their carrying values

PAN AMERICAN SILVER CORP.	46

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

adjusted to FVLCTS through impairment charges, a modest adverse change in any one key assumption would reduce the recoverable amount below the carrying amount.
Goodwill
Goodwill arose when the Company acquired Minefinders Corporation Ltd. in 2012 and consists of:

	December 31, 2018	December 31, 2017
Goodwill	$3,057	$3,057

13. INVESTMENT IN ASSOCIATES
The following table shows a continuity of the Company's investment in Maverix and its investment in other associates:

	2018	2017
Balance of investment in Maverix, December 31,	$53,567	$48,284
Investment in associate	—	2,473
Dilution gain	13,288	2,273
Adjustment for change in ownership interest	1,870	758
Income (loss) in associate	391	(221)
Balance of investment in Maverix, December 31,	$69,116	$53,567
Balance of investment in other	$1,450	$1,450
	$70,566	$55,017

Investment in Maverix:
The Company's warrant liability representing in substance ownership interest in Maverix was $14.7 million as at December 31, 2018 (December 31, 2017 - $14.3 million). The Company's share of Maverix income or loss was recorded, based on its 40% interest from January 1, 2018 to June 29, 2018, and 29% interest from June 30, 2018 to December 31, 2018 (2017 - 43% from January 1, 2017 to February 21, 2017, 41% from February 22, 2017 to April 20, 2017, and 40% for the remainder of the year) representing the Company's fully diluted ownership.
On June 29, 2018, Maverix closed a transaction with Newmont Mining Corp. and its affiliates ("Newmont") where Maverix acquired a portfolio of fifty (50) royalties from Newmont, for which Maverix issued to Newmont a total of 60 million common shares, 10 million common share purchase warrants, exercisable for five years at $1.64per common share, and made a cash payment of $17 million (collectively, the "Newmont Transaction").
On August 17, 2017, Maverix closed a transaction with CEF Limited ("CEF") where CEF provided Maverix with a $20.0 million senior secured loan facility and Maverix issued 5.9 million common shares to CEF for gross proceeds of $5.3 million. The Company exercised its anti-dilution rights in connection with the CEF transaction where Maverix issued 2.3 million common shares to the Company for gross proceeds of $2.5 million.
On April 20, 2017, Maverix closed a transaction with a wholly owned subsidiary of Silvercorp Metals Inc. (Silvercorp”), where Maverix acquired a net smelter return royalty on the Silvertip mine located in British Columbia Canada; and Maverix issued to Silvercorp a total of 3.8 million common shares (the "Silvertip Transaction").
On February 21, 2017, Maverix closed a transaction with Auramet Trading LLC and certain of its affiliates (collectively "Auramet"), where Maverix acquired a portfolio of two (2) royalties from Auramet; and Maverix issued to Auramet a total of 8.5 million common shares and made a cash payment of $5 million (collectively, the "Auramet Transaction").

PAN AMERICAN SILVER CORP.	47

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Deferred Revenue:
Deferred revenue relates to precious metal streams whereby the Company will sell 100% of the future gold production from La Colorada and 5% of the future gold production from La Bolsa, which is in the exploration stage, to Maverix for $650 and $450 per ounce, respectively (the "Streams"). The deferred revenue liability recognized by the Company is the portion of the deferred revenue to be paid to Maverix owners other than Pan American through its ownership in Maverix.
The Company will recognize the deferred revenue related to the Streams as revenue as the gold ounces are delivered to Maverix. On June 29, 2018, February 21, 2017, April 20, 2017 and August 17, 2017, the Company recorded an additional $1.9 million, $0.4 million, $0.2 million, and $0.1 million of deferred revenue, respectively, as a result of the diluted ownership in Maverix that arose on the Newmont, Auramet, Silvertip and CEF Transactions, respectively. As at December 31, 2018, the deferred revenue liability was $13.3 million (December 31, 2017 - $12.0 million).
During the year ended December 31, 2018, $0.6 million (2017 - $0.3 million) was recognized for the delivery of 3,968 ounces of gold (2017 - 2,347 ounces) from La Colorada to Maverix. All transactions with Maverix were in the normal course and measured at exchange amounts, which were the amounts of consideration established and agreed to by the Company and Maverix.
Income Statement Impacts:
The Company recognized dilution gains of $13.3 million for the year ended December 31, 2018 (2017 - gains of $2.3 million) recorded in share of loss from associate and dilution gain.
For the year ended December 31, 2018 the Company also recognized its share of income from associate of $0.4 million (2017 - $0.2 million loss) which represents the Company's proportionate share of Maverix's income (loss) during the year.

14. OTHER ASSETS
Other assets consist of:

	December 31, 2018	December 31, 2017
Reclamation bonds	$199	$199
Lease receivable	1,903	81
Other assets	61	66
	$2,163	$346

15. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities consist of:

	December 31, 2018	December 31, 2017
Trade accounts payable(1)	$52,201	$47,138
Royalties payable	2,004	4,896
Other accounts payable and trade related accruals	32,896	29,690
Payroll and related benefits	26,817	29,329
Severance accruals	1,791	1,092
Other taxes payable	4,044	3,439
Other	11,990	24,114
	$131,743	$139,698

(1)	No interest is charged on the trade accounts payable ranging from 30 to 60 days from the invoice date. The Company has policies in place to ensure that all payables are paid within the credit terms.

PAN AMERICAN SILVER CORP.	48

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

16. LOANS PAYABLE

	December 31, 2018	December 31, 2017
Loans Payable(1)	$—	$3,000

(1)	This $US loan bears interest at 1.8% per annum.

17. PROVISIONS

	Closure and Decommissioning	Litigation	Total
December 31, 2016	$55,611	$4,332	$59,943
Revisions in estimates and obligations incurred	12,561	—	12,561
Charged (credited) to earnings:
-new provisions	—	767	767
-change in estimate	—	(228)	(228)
-exchange gains on provisions	—	93	93
Charged in the year	—	(867)	(867)
Reclamation expenditures	(8,749)	—	(8,749)
Accretion expense (Note 23)	5,973	—	5,973
December 31, 2017	$65,396	$4,097	$69,493
Revisions in estimates and obligations incurred	6,516	—	6,516
Charged (credited) to earnings:
-new provisions	—	1,308	1,308
-change in estimate	—	(173)	(173)
-exchange gains on provisions	—	(253)	(253)
Charged in the year	—	(411)	(411)
Reclamation expenditures	(7,849)	—	(7,849)
Accretion expense (Note 23)	6,524	—	6,524
December 31, 2018	$70,587	$4,568	$75,155

Maturity analysis of total provisions:	December 31, 2018	December 31, 2017
Current	$5,072	$8,245
Non-Current	70,083	61,248
	$75,155	$69,493

Closure and Decommissioning Cost Provision
The total inflated and undiscounted amount of estimated cash flows required to settle the Company’s estimated future closure and decommissioning costs is $159.1 million (December 31, 2017 - $142.2 million) which has been inflated using inflation rates of between 2% and 17% (2017 – between 2% and 25%). The total provision for closure and decommissioning cost is calculated using discount rates of between 2% and 22% (2017 - between 2% and 24%). Revisions made to the reclamation obligations in 2018 were primarily a result of increased site disturbance at the mines as well as revisions to the estimate based on periodic reviews of closure plans, actual expenditures incurred and concurrent closure activities completed. These obligations will be funded from operating cash flows, reclamation deposits and cash on hand.
The accretion expense charged to 2018 earnings as finance expense was $6.5 million (2017 - $6.0 million). Reclamation expenditures paid during the current year were $7.8 million (2017 - $8.7 million).

PAN AMERICAN SILVER CORP.	49

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Litigation Provision
The litigation provision, as at December 31, 2018 and 2017, consists primarily of amounts accrued for labour claims at several of the Company’s mine operations. The balance of $4.6 million at December 31, 2018 (2017 - $4.1 million) represents the Company’s best estimate for all known and anticipated future obligations related to the above claims. The amount and timing of any expected payments are uncertain as their determination is outside the control of the Company.

18. FINANCE LEASE OBLIGATIONS
The following table presents a reconciliation of the total future minimum lease payments at December 31, 2018 and December 31, 2017 to their present value for equipment lease obligations at several of the Company's subsidiaries:

	December 31, 2018	December 31, 2017
Less than a year	$5,488	$5,879
2 years	1,335	1,845
	6,823	7,724
Less future finance charges	(147)	(165)
Present value of minimum lease payments	$6,676	$7,559
Less: current portion of finance lease obligation	(5,356)	(5,734)
Non-current portion of finance lease obligation	$1,320	$1,825

19. OTHER LONG TERM LIABILITIES
Other long term liabilities consist of:

	December 31, 2018	December 31, 2017
Deferred credit(1)	$20,788	$20,788
Other income tax payable	227	2,082
Severance accruals	4,410	4,084
	$25,425	$26,954

(1)
As part of the 2009 Aquiline transaction the Company issued a replacement convertible debenture that allowed the holder to convert the debenture into either 363,854 Common Shares or a Silver Stream contract related to certain production from the Navidad project. Regarding the replacement convertible debenture, it was concluded that the deferred credit presentation was the most appropriate and best representation of the economics underlying the contract as of the date the Company assumed the obligation as part of the Aquiline acquisition. Subsequent to the acquisition, the counterparty to the replacement debenture selected the Silver Stream alternative. The final contract for the alternative is being discussed and pending the final resolution of this discussion, the Company continues to classify the fair value calculated at the acquisition of this alternative, as a deferred credit.

20. SHARE-BASED COMPENSATION AND OTHER RELATED INFORMATION

a.	Stock options and Common Shares issued as compensation ("Compensation Shares")
For the year ended December 31, 2018 the total share-based compensation expense relating to stock options and Compensation Shares was $3.0 million (2017 - $3.1 million) and presented as a component of general and administrative expense.

i.	Compensation shares
During the year ended December 31, 2018, the Company awarded 129,619 (2017 - 123,113 Compensation Shares with a two year vesting period) Compensation Shares with a three year vesting period as compensation.
During the year ended December 31, 2018, 10,338 Common Shares were issued to Directors in lieu of Directors fees of $0.2 million (2017 - 12,291 Common Shares in lieu of fees of $0.2 million).

PAN AMERICAN SILVER CORP.	50

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

ii.	Stock options
During the year ended December 31, 2018, the Company granted 149,163 (2017 – 91,945 stock options) stock options with a two year vesting period as compensation.
The following table summarizes changes in stock options for the years ended December 31:

	Stock Options
	Shares	Weighted Average Exercise Price CAD$
As at December 31, 2016	1,310,864	$16.81
Granted	91,945	$18.64
Exercised	(307,266)	$11.24
Expired	(61,891)	$40.22
Forfeited	(97,529)	$23.60
As at December 31, 2017	936,123	$16.56
Granted	149,163	17.53
Exercised	(125,762)	$11.14
Expired	(211,614)	24.90
Forfeited	(49,523)	$19.49
As at December 31, 2018	698,387	$15.00

The following table summarizes information about the Company's stock options outstanding at December 31, 2018:

	Options Outstanding			Options Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at December 31, 2018	Weighted Average Remaining Contractual Life (months)	Weighted Average Exercise Price CAD$	Number Exercisable as at December 31, 2018	Weighted Average Exercise Price CAD$
$9.76 - $11.57	232,883	43.08	$10.07	232,883	$10.07
$11.58 - $17.01	97,043	40.16	$12.50	97,043	$12.50
$17.02 - $18.53	230,811	57.74	$17.88	81,648	$18.53
$18.54 - $23.61	137,650	67.28	$20.29	91,680	$21.12
	698,387	52.29	$15.00	503,254	$13.92
The following assumptions were used in the Black-Scholes option pricing model in determining the fair value of options granted during the years ended December 31:

	2018	2017
Expected life	4.0	4.0
Expected volatility	43.8%	41.9%
Expected dividend yield	2.1%	2.6%
Risk-free interest rate	2.5%	2.2%
Weighted average exercise price (CAD$)	$17.53	$18.64
Weighted average fair value (CAD$)	$5.90	$5.30

PAN AMERICAN SILVER CORP.	51

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

b.	PSUs
PSUs are notional share units that mirror the market value of the Company’s Common Shares. Each vested PSU entitles the participant to a cash payment equal to the value of an underlying share, less applicable taxes, at the end of the term, plus the cash equivalent of any dividends distributed by the Company during the three-year performance period. PSU grants will vest on the date that is three years from the date of grant subject to certain exceptions. Performance results at the end of the performance period relative to predetermined performance criteria and the application of the corresponding performance multiplier determine how many PSUs vest for each participant. The Board of Directors approved the issuance of 117,328 PSUs for 2018 with a share price of CAD $17.48 (2017 - 54,962 PSUs approved at a share price of CAD $19.04). Compensation expense for PSUs was $1.0 million for the year ended December 31, 2018 (2017 - $1.0 million) and is presented as a component of general and administrative expense.
At December 31, 2018, the following PSUs were outstanding:

PSU	Number Outstanding	Fair Value
As at December 31, 2016	141,790	$2,152
Granted	54,962	823
Paid out	(30,408)	(875)
Forfeited	—	—
Change in value	—	511
As at December 31, 2017	166,344	$2,611
Granted	117,328	1,532
Paid out	(73,263)	(1,528)
Forfeited	—	—
Change in value	—	476
As at December 31, 2018	210,409	$3,091

c.	RSUs
Under the Company’s RSU plan, selected employees are granted RSUs where each RSU has a value equivalent to one Pan American common share. The RSUs are settled in cash or Common Shares at the discretion of the Board of Directors and vest in three installments, the first 33.3% vest on the first anniversary date of the grant, the second 33.3% vest on the second anniversary date of the grant, and a further 33.3% vest on the third anniversary date of the grant. Additionally, RSU value is adjusted to reflect dividends paid on Common Shares over the vesting period.
Compensation expense for RSUs was $1.7 million for the year ended December 31, 2018 (2017 – $2.0 million) and is presented as a component of general and administrative expense.
At December 31, 2018, the following RSUs were outstanding:

RSU	Number Outstanding	Fair Value
As at December 31, 2016	315,423	$4,764
Granted	184,187	2,698
Paid out	(222,006)	(3,257)
Forfeited	(15,591)	(243)
Change in value	—	136
As at December 31, 2017	262,013	$4,098
Granted	244,961	3,207
Paid out	(156,715)	(2,181)
Forfeited	(21,436)	(313)
Change in value	—	(1,187)
As at December 31, 2018	328,823	$3,624

PAN AMERICAN SILVER CORP.	52

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

d.	Issued share capital
The Company is authorized to issue 200,000,000 Common Shares of no par value.

e.	Dividends
The Company declared the following dividends for the period starting January 1, 2017 until March 12, 2019:

Declaration Date	Record date	Dividend per common share
February 20, 2019 (1)	March 4, 2019	$0.0350
November 6, 2018	November 19, 2018	$0.0350
August 8, 2018	August 20, 2018	$0.0350
May 9, 2018	May 22, 2018	$0.0350
February 20, 2018	March 5, 2018	$0.0350
November 8, 2017	November 20, 2017	$0.0250
August 9, 2017	August 21, 2017	$0.0250
May 9, 2017	May 23, 2017	$0.0250
February 14, 2017	February 27, 2017	$0.0250

(1)	These dividends were declared subsequent to the year end and have not been recognized as distributions to owners during the period presented.

21. PRODUCTION COSTS
Production costs are comprised of the following:

	2018	2017
Consumption of raw materials and consumables	$184,484	$160,224
Employee compensation and benefits expense	167,879	169,109
Contractors and outside services	88,475	83,012
Utilities	26,320	24,764
Severance costs related to mine operations	—	3,509
Other expenses (1)	31,417	34,339
Changes in inventories (2)	17,061	25,713
	$515,636	$500,670

(1)	Includes closure and decommissioning liability adjustments to reduce production costs by $nil (2017 - reduce by $1.2 million).

(2)	Includes NRV adjustments to inventory to increase production costs by $24.3 million for the year ended December 31, 2018 (2017 - increase by $12.3 million).

22. EMPLOYEE COMPENSATION AND BENEFITS EXPENSE

	2018	2017
Wages, salaries and bonuses	$181,957	$184,225
Share-based compensation	2,957	3,077
Total employee compensation and benefit expenses	184,914	187,302
Less: Expensed within General and Administrative expenses	(13,919)	(14,023)
Less: Expensed within Exploration expenses	(3,116)	(4,170)
Employee compensation and benefits expenses included in production costs	$167,879	$169,109

PAN AMERICAN SILVER CORP.	53

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

23. INTEREST AND FINANCE EXPENSE

	2018	2017
Interest recovery	$(678)	$(1,179)
Finance fees	2,293	2,391
Accretion expense (Note 17)	6,524	5,973
	$8,139	$7,185

24. EARNINGS PER SHARE (BASIC AND DILUTED)

For the year ended December 31,		2018		2017
	Earnings (Numerator)	Shares (000’s) (Denominator)	Per-Share Amount	Earnings (Numerator)	Shares (000’s) (Denominator)	Per-Share Amount
Net earnings (1)	$10,294			$120,991
Basic EPS	$10,294	153,315	$0.07	$120,991	153,070	$0.79
Effect of Dilutive Securities:
Stock Options	—	207		—	283
Diluted EPS	$10,294	153,522	$0.07	$120,991	153,353	$0.79

(1)	Net earnings attributable to equity holders of the Company.

Potentially dilutive securities excluded in the diluted earnings per share calculation for the year ended December 31, 2018 were 45,705 out-of-the-money options (2017 – 279,943).

25. SUPPLEMENTAL CASH FLOW INFORMATION
The following tables summarize other adjustments for non-cash income statement items, changes in operating working capital items and significant non-cash items:

Other operating activities	2018	2017
Adjustments for non-cash income statement items:
Share-based compensation expense	$2,957	$3,077
Loss on securities held	3,298	—
Gains on commodity and foreign currency contracts (Note 8)	(4,930)	(606)
Loss (gain) on derivatives (Note 8)	1,078	(64)
Loss on inventory	4,670	—
Share of income from associate and dilution gain (Note 13)	(13,679)	(2,052)
NRV adjustment for inventories	24,330	12,308
	$17,724	$12,663

Changes in non-cash operating working capital items:	2018	2017
Trade and other receivables	$6,256	$9,852
Inventories	(12,128)	10,898
Prepaid expenses	1,878	(3,096)
Accounts payable and accrued liabilities	8,053	2,569
Provisions	(8,320)	(8,514)
	$(4,261)	$11,709

PAN AMERICAN SILVER CORP.	54

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Significant non-cash items:	2018	2017
Assets acquired by finance lease	$7,028	$5,000
Share-based compensation issued to employees and directors	$1,879	$2,020
Shares issued as consideration for select Argentine projects (Note 11)	$—	$8,650

Cash and Cash Equivalents	December 31, 2018	December 31, 2017
Cash in banks	$77,735	$160,001
Short-term money market investments	60,775	15,952
Cash and cash equivalents	$138,510	$175,953

26. SEGMENTED INFORMATION
All of the Company’s operations are within the mining sector, conducted through operations in four countries. Due to geographic and political diversity, the Company’s mining operations are decentralized in nature whereby Mine General Managers are responsible for achieving specified business results within a framework of global policies and standards. We have determined that each producing mine and significant development property represents an operating segment. Country corporate offices provide support infrastructure to the mines in addressing local and country issues including financial, human resources, and exploration support. The Company has a separate budgeting process and measures the results of operations and exploration activities independently. Operating results of operating segments are reviewed by the Company’s chief operating decision maker ("CODM") to make decisions about resources to be allocated to the segments and to assess their performance. Segment performance is evaluated by the CODM based on a number of measures including earnings before income taxes.

PAN AMERICAN SILVER CORP.	55

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Significant information relating to the Company’s reportable operating segments is summarized in the table below:

	Year ended December 31, 2018
	Peru		Mexico			Argentina		Bolivia	Canada
	Huaron	Morococha	Dolores	Alamo Dorado	La Colorada	Manantial Espejo	Navidad	San Vicente	Pas Corp	Other	Total
Revenue	$114,739	$117,517	$236,835	$—	$164,050	$90,851	$—	$60,503	$—	$—	$784,495
Depreciation and amortization	$(12,867)	$(15,476)	$(83,621)	$—	$(22,567)	$(6,090)	$(87)	$(6,200)	$(145)	$(236)	$(147,289)
Exploration and project development	$(660)	$(598)	$(1,463)	$—	$(880)	$(843)	$(3,629)	$—	$(1,687)	$(1,378)	$(11,138)
Interest income	$38	$101	$—	$8	$—	$290	$104	$—	$1,138	$265	$1,944
Interest and financing expenses	$(786)	$(582)	$(207)	$(508)	$(477)	$(3,018)	$(97)	$(256)	$(2,170)	$(38)	$(8,139)
(Loss) gain on disposition of assets	$(39)	$7	$(67)	$568	$1	$—	$—	$(513)	$195	$7,821	$7,973
Share of loss from associate and dilution gain	$—	$—	$—	$—	$—	$—	$—	$—	$13,679	$—	$13,679
Loss on derivatives	$—	$—	$—	$—	$—	$—	$—	$—	$(1,078)	$—	$(1,078)
Foreign exchange gains (losses)	$185	$141	$1,407	$(106)	$22	$(6,404)	$(2,448)	$1,021	$(3,235)	$91	$(9,326)
Gain on commodity, fuel swaps and foreign currency contracts	$—	$—	$—	$—	$—	$—	$—	$—	$4,930	$—	$4,930
Impairment charges	$—	$—	$—	$—	$—	$(27,789)	$—	$—	$—	$—	$(27,789)
Earnings (loss) before income taxes	$24,302	$33,204	$(35,648)	$(5,529)	$67,400	$(44,103)	$(6,832)	$10,421	$(22,560)	$12,533	$33,188
Income tax (expense) recovery	$(10,587)	$(12,113)	$24,884	$7,547	$(20,408)	$(89)	$(36)	$(3,747)	$(6,111)	$(487)	$(21,147)
Net earnings (loss) for the year	$13,715	$21,091	$(10,764)	$2,018	$46,992	$(44,192)	$(6,868)	$6,674	$(28,671)	$12,046	$12,041
Capital expenditures	$14,551	$10,370	$59,480	$—	$22,473	$29,881	$39	$6,949	$440	$165	$144,348

	As at December 31, 2018
	Huaron	Morococha	Dolores	Alamo Dorado	La Colorada	Manantial Espejo	Navidad	San Vicente	Pas Corp	Other	Total
Total assets	$119,015	$126,755	$791,485	$12,270	$230,736	$20,839	$193,777	$83,686	$247,792	$111,121	$1,937,476
Total liabilities	$44,055	$40,183	$150,003	$5,856	$56,206	$24,994	$1,546	$38,169	$30,221	$32,894	$424,127

PAN AMERICAN SILVER CORP.	56

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

	Year ended December 31, 2017
	Peru		Mexico			Argentina		Bolivia	Canada
	Huaron	Morococha	Dolores	Alamo Dorado	La Colorada	Manantial Espejo	Navidad	San Vicente	Pas Corp	Other	Total
Revenue	$129,085	$120,244	$197,748	$17,958	$171,654	$111,642	$—	$68,497	$—	$—	$816,828
Depreciation and amortization	$(13,464)	$(9,693)	$(67,515)	$(23)	$(19,381)	$(5,236)	$(88)	$(7,181)	$(108)	$(199)	$(122,888)
Exploration and project development	$(1,713)	$(1,629)	$(2,316)	$—	$(2,149)	$(4,588)	$(2,894)	$—	$(2,659)	$(1,807)	$(19,755)
Interest income	$63	$58	$—	$4	$—	$525	$—	$—	$472	$340	$1,462
Interest and financing expenses	$(855)	$(578)	$1,613	$(359)	$(467)	$(2,969)	$(99)	$(232)	$(3,101)	$(138)	$(7,185)
(Loss) gain on disposition of assets	$(154)	$(117)	$(291)	$540	$(319)	$—	$—	$(455)	$361	$626	$191
Share of loss from associate and dilution gain	$—	$—	$—	$—	$—	$—	$—	$—	$2,052	$—	$2,052
Gain on derivatives	$—	$—	$—	$—	$—	$—	$—	$—	$64	$—	$64
Foreign exchange (losses) gains	$(92)	$(38)	$642	$(29)	$(143)	$(1,373)	$(644)	$1,045	$1,493	$962	$1,823
Gain on commodity, fuel swaps and foreign currency contracts	$—	$—	$—	$—	$—	$—	$—	$—	$606	$—	$606
Impairment reversals	$—	$42,112	$—	$—	$—	$—	$—	$—	$—	$19,442	$61,554
Earnings (loss) before income taxes	$36,650	$86,476	$(503)	$(8,474)	$79,307	$(24,404)	$(3,570)	$14,592	$(22,567)	$24,978	$182,485
Income tax (expense) recovery	$(12,818)	$(16,663)	$11,719	$1,033	$(20,843)	$(1,108)	$(85)	$(5,305)	$(6,360)	$(8,604)	$(59,034)
Net earnings (loss) for the year	$23,832	$69,813	$11,216	$(7,441)	$58,464	$(25,512)	$(3,655)	$9,287	$(28,927)	$16,374	$123,451
Capital expenditures	$8,412	$9,283	$85,379	$—	$21,963	$8,590	$27	$8,146	$2	$430	$142,232

	As at December 31, 2017
	Huaron	Morococha	Dolores	Alamo Dorado	La Colorada	Manantial Espejo	Navidad	San Vicente	Pas Corp	Other	Total
Total assets	$116,138	$131,180	$833,397	$17,125	$231,205	$125,088	$194,225	$85,869	$210,286	$48,819	$1,993,332
Total liabilities	$46,184	$36,058	$176,464	$8,163	$65,145	$43,408	$1,296	$30,819	$28,939	$35,805	$472,281

Product Revenue	2018	2017
Refined silver and gold	348,717	345,756
Zinc concentrate	155,412	140,315
Lead concentrate	150,832	161,981
Copper concentrate	86,599	114,564
Silver concentrate	42,935	54,212
Total	784,495	816,828

The Company has 16 customers that account for 100% of the concentrate and silver and gold sales revenue. The Company has 7 customers that accounted for 28%, 14%, 13%, 10%, 8%, 8%, and 5% of total sales in 2018, and 7 customers that accounted for 23%, 16%, 15%, 14%, 8%, 6%, and 5% of total sales in 2017. The loss of certain of these customers or curtailment of purchases by such customers could have a material adverse effect on the Company’s results of operations, financial condition, and cash flows.

PAN AMERICAN SILVER CORP.	57

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

27. OTHER INCOME AND (EXPENSES)

	2018	2017
Change in closure and decommissioning estimates	$(2,968)	$(8,388)
Royalties income	$631	$574
Other (loss) income	(1,322)	2,309
Total	$(3,659)	$(5,505)

28. INCOME TAXES
Components of Income Tax Expense

	2018	2017
Current tax expense (recovery)
Recognized in profit or loss in current year	$59,056	$66,345
Adjustments recognized in the current year with respect to prior years	(5,155)	(3,468)
	53,901	62,877
Deferred tax expense (recovery)
Deferred tax recovery recognized in the current year	(13,256)	(898)
Adjustments recognized in the current year with respect to prior years	(1,098)	(1,539)
Increase in deferred tax liabilities due to tax impact of reversals of mineral properties, plant, and equipment impairments (Note 11, 12)	—	17,770
Recognition of previously unrecognized deferred tax assets	(6,140)	(10,275)
Benefit from previously unrecognized losses, and other temporary differences	(3,600)	(6,487)
Decrease in deferred tax liabilities due to tax impact of NRV charge to inventory	(8,660)	(2,414)
	(32,754)	(3,843)
Income tax expense	$21,147	$59,034
Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the items shown on the following table which results in an effective tax rate that varies considerably from the comparable period. The main factors that affected the effective tax rate for the year ended December 31, 2018 and the comparable period of 2017 were changes in the non-recognition of certain deferred tax assets, mining taxes paid, and withholding taxes on payments from foreign subsidiaries. The Company continues to expect that these and other factors will continue to cause volatility in effective tax rates in the future.

PAN AMERICAN SILVER CORP.	58

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Reconciliation of Effective Income Tax Rate

	2018	2017
Earnings before taxes and non-controlling interest	$33,188	$182,485
Statutory Canadian income tax rate	27.00%	26.00%
Income tax expense based on above rates	$8,961	$47,446
Increase (decrease) due to:
Non-deductible expenditures	3,929	4,618
Foreign tax rate differences	(2,160)	3,644
Change in net deferred tax assets not recognized:
- Argentina exploration expenditures	3,372	2,051
- Other deferred tax assets	1,168	(10,752)
Non-taxable portion of net earnings of affiliates	(3,254)	(4,055)
Tax on sale of royalty	—	1,400
Effect of other taxes paid (mining and withholding)	14,371	20,065
Effect of foreign exchange on tax expense	1,611	(3,928)
Non-taxable impact of foreign exchange	(351)	2,937
Change in current tax expense estimated for prior years	(5,030)	(3,503)
Other	(1,470)	(889)
Income tax expense	$21,147	$59,034
Effective income tax rate	63.72%	32.35%

Deferred tax assets and liabilities
The following is the analysis of the deferred tax assets (liabilities) presented in the consolidated financial statements:

	2018	2017
Net deferred tax liability, beginning of year	$(168,549)	$(169,136)
Recognized in net earnings in the year	32,754	3,843
Reduction due to Mexican de-consolidation payments applied to current tax	(697)	(3,231)
Other	(83)	(25)
Net deferred liability, end of year	$(136,575)	$(168,549)
Deferred tax assets	12,244	2,679
Deferred tax liabilities	(148,819)	(171,228)
Net deferred tax liability	$(136,575)	$(168,549)

PAN AMERICAN SILVER CORP.	59

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Components of deferred tax assets and liabilities
The deferred tax assets (liabilities) are comprised of the various temporary differences as detailed below:

	2018	2017
Deferred tax assets (liabilities) arising from:
Closure and decommissioning costs	$9,105	$7,019
Tax losses and mining tax credits	29,195	24,014
Deductible Mexican mining taxes	2,974	2,792
Tax credit resulting from Mexican de-consolidation	698	1,385
Accounts payable and accrued liabilities	6,726	3,047
Trade and other receivables	15,756	21,527
Provision for doubtful debts and inventory adjustments	(11,752)	(14,517)
Mineral properties, plant, and equipment	(169,703)	(186,641)
Estimated sales provisions	(19,746)	(28,726)
Other temporary differences and provisions	172	1,551
Net deferred tax liability	$(136,575)	$(168,549)

At December 31, 2018, the net deferred tax liability above included the deferred tax benefit of $29.2 million related to tax losses of approximately $98.4 million. These losses will begin to expire after the 2024 year end, if unused.
At December 31, 2017, the net deferred tax liability above included the deferred tax benefit of $24.0 million related to tax losses of approximately $80.6 million. These losses will begin to expire after the 2024 year end, if unused.
Unrecognized deductible temporary differences, unused tax losses and unused tax credits
Deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax assets have been recognized are attributable to the following:

	2018	2017
Tax loss (revenue in nature)	$131,179	$165,180
Net tax loss (capital in nature)	14,456	15,423
Resource pools and other tax credits	18,266	18,609
Financing fees	785	1,464
Mineral properties, plant, and equipment	22,669	20,441
Closure and decommissioning costs	33,835	42,484
Exploration and other expenses not currently deductible	51,175	54,672
Intercompany debt	10,160	8,061
Doubtful debt and inventory	24,840	16,602
Deductible Mexican mining taxes	—	77
Payroll and vacation accruals	827	2,015
Other temporary differences	8,217	2,601
	$316,409	$347,629

Included in the above amounts are operating losses, which if not utilized will expire as follows:

At December 31, 2018
	Canada	US	Peru	Mexico	Barbados	Argentina	Total
2019	—	85	—	—	4	45	134
2020	—	80	—	—	7	61	148
2021 – and after	114,466	13,469	250	2,456	105	151	130,897
Total tax losses	$114,466	$13,634	$250	$2,456	$116	$257	131,179

PAN AMERICAN SILVER CORP.	60

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

At December 31, 2017
	Canada	US	Peru	Mexico	Barbados	Argentina	Total
2018	—	120	—	—	6	50	176
2019	—	86	—	—	4	90	180
2020 – and after	122,853	13,289	—	20,925	93	7,664	164,824
Total tax losses	$122,853	$13,495	$—	$20,925	$103	$7,804	$165,180
Taxable temporary differences associated with investment in subsidiaries
As at December 31, 2018, taxable temporary differences of $85.2 million (2017 – $88.3 million) associated with the investments in subsidiaries have not been recognized as the Company is able to control the timing of the reversal of these differences and does not expect them to reverse in the foreseeable future.

29. CONTINGENCIES
The following is a summary of the contingent matters and obligations relating to the Company as at December 31, 2018.

a.	General
The Company is subject to various investigations, claims and legal and tax proceedings covering matters that arise in the ordinary course of business activities. Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company. In the opinion of management none of these matters are expected to have a material effect on the results of operations or financial conditions of the Company.

b.	Environmental Matters
The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.
Estimated future reclamation costs are based on the extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. As of December 31, 2018, $70.6 million (December 31, 2017 - $65.4 million) was accrued for reclamation costs relating to mineral properties. See also Note 17.

c.	Income Taxes
The Company operates in numerous countries around the world and accordingly it is subject to, and pays annual income taxes under the various income tax regimes in the countries in which it operates. Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved.

d.	Law changes in Argentina
Under the previous political regime in Argentina, the government intensified the use of severe price, foreign exchange, and import controls in response to unfavourable domestic economic trends.  These included informal restrictions on

PAN AMERICAN SILVER CORP.	61

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

dividend, interest, and service payments abroad and limitations on the ability to convert ARS into USD, exposing the Company to additional risks of ARS devaluation and high domestic inflation. The new federal government elected in 2015 has eased many of the previously instituted controls and restrictions, but it is unknown whether these changes will be lasting, and in September 2018, it introduced a new export duty on silver and gold doré exported from Argentina. The duty is scheduled to expire on December 31, 2020.  However, for the period from September to December 2018, we paid approximately $1.6 million in export duties, representing an average rate for the export duty of approximately 8%.

e.	Political changes in Bolivia
On May 28, 2014, the Bolivian government enacted Mining Law No. 535 (the “New Mining Law”).  Among other things, the New Mining Law has established a new Bolivian mining authority to provide principal mining oversight (varying the role of COMIBOL) and sets out a number of new economic and operational requirements relating to state participation in mining projects. Further, the New Mining Law provides that all pre-existing contracts are to migrate to one of several new forms of agreement within a prescribed period of time. As a result, we anticipate that our current joint venture agreement with COMIBOL relating to the San Vicente mine will be subject to migration to a new form of agreement and may require renegotiation of some terms in order to conform to the New Mining Law requirements. We are assessing the potential impacts of the New Mining Law on our business and are awaiting further regulatory developments, but the primary effects on the San Vicente operation and our interest therein will not be known until such time as we have, if required to do so, renegotiated the existing contract, and the full impact may only be realized over time.  In the meantime, we understand that pre-existing agreements will be respected during the period of migration and we will take appropriate steps to protect and, if necessary, enforce our rights under our existing agreement with COMIBOL. There is, however, no guarantee that governmental actions, including possible expropriation or additional changes in the law, and the migration of our contract will not impact our involvement in the San Vicente operation in an adverse way and such actions could have a material adverse effect on us and our business.

f.	Other Legal Matters
The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities, many of them relating to ex-employees. Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company. The Company establishes provisions for matters that are probable and can be reasonably estimated, included within current liabilities, and amounts are not considered material.
In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company and its legal counsel evaluate the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. In the opinion of management there are no claims expected to have a material effect on the results of operations or financial condition of the Company.

g.	Title Risk
Although the Company has taken steps to verify title to properties in which it has an interest, these procedures do not guarantee the Company’s title. Property title may be subject to, among other things, unregistered prior agreements or transfers and may be affected by undetected defects.

h.	Royalty Agreements and Participation Agreements
The Company has various royalty agreements on certain mineral properties entitling the counterparties to the agreements to receive payments per terms as summarized below. Royalty liabilities incurred on acquisitions of properties are netted against the mineral property while royalties that become payable upon production are expensed at the time of sale of the production.
As part of the arrangement closed with Maverix on July 11, 2016 (Note 13), Maverix acquired from the Company a portfolio of royalties, precious metals streams and payment agreements, in exchange for a 54% interest in Maverix

PAN AMERICAN SILVER CORP.	62

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

(40% fully diluted as at December 31, 2018).  The key portfolio assets included the economic equivalent of one hundred percent (100%) of the gold produced from Pan American’s operating La Colorada silver mine, less a fixed price of US$650 per ounce for the life of the mine, as well as an agreement to purchase five percent (5%) of future gold production at a fixed price of US$450 per ounce from the feasibility stage La Bolsa project.  The portfolio also included, among others, a net smelter returns royalty of one percent (1%) on the Pico Machay project that is currently owned by Pan American.
In the province of Chubut, Argentina which is the location of the Company’s Navidad property, there is a provincial royalty of 3% of the “Operating Income”. Operating income is defined as revenue minus production costs (not including mining costs), treatment and transportation charges. Refer below to the Navidad project section below for further details.
In September 2018, the government of Argentina introduced a new export duty of 12% to be applied on the export of goods from Argentina until December 31, 2020. In general, the duty is capped at ARS 4 per USD $1 of gold dore exported, and at ARS 3 per USD $1 of silver dore exported. For the period from September to December 2018, the Company paid approximately $1.6 million in export duties.
As part of the 2009 Aquiline transaction, the Company issued a replacement convertible debenture that allowed the holder to convert the debenture into either 363,854 Common Shares or a silver stream contract with Aquiline Resources Inc., a wholly owned subsidiary of the Company. The holder subsequently selected the silver stream contract related to certain production from the Navidad project. The final contract for the alternative is being discussed and pending the final resolution to this alternative, the Company continues to classify the fair value calculated at the acquisition of this alternative, as a deferred credit as disclosed in Note 19.
Manantial Espejo mine
Production from the Manantial Espejo property is subject to royalties to be paid to Barrick Gold Corp. according to the following: (i) $0.60 per metric tonne of ore mined from the property and fed to process at a mill or leaching facility to a maximum of 1 million tonnes; and (ii) one-half of one percent (0.5%) of net smelter returns derived from the production of minerals from the property. In addition, the Company has negotiated a royalty equal to 3.0% of operating cash flow payable to the Province of Santa Cruz.
San Vicente mine
Pursuant to an option agreement entered into with COMIBOL, a Bolivian state mining company, with respect to the development of the San Vicente property, the Company is obligated to pay COMIBOL a participation fee of 37.5% (the “Participation Fee”) of the operation’s cash flow. Once full commercial production of San Vicente began, the Participation Fee was reduced by 75% until the Company recovered its investment in the property. The Participation Fee has now reverted back to the original percentage. For the year ended December 31, 2018, the Company incurred approximately $4.8 million in COMIBOL royalties (2017 - incurred $8.5 million).
A royalty is also payable to EMUSA, a former partner of the Company on the project. The royalty is a 2% net smelter return royalty (as per the Agreement) payable only after the Company has recovered its capital investment in the project and only when the average price of silver in a given financial quarter is $9.00 per ounce or greater. For the year ended December 31, 2018 the royalties paid to EMUSA amounted to approximately $0.7 million (2017 - $0.9 million).
In December 2007, the Bolivian government introduced a new mining royalty that affects the San Vicente project. The royalty is applied to gross metal value of sales (before smelting and refining deductions) and the royalty percentage is a sliding scale depending on metal prices. At current metal prices, the royalty is 6% for silver metal value and 5% for zinc and copper metal value of sales. The royalty is income tax deductible. For the year ended December 31, 2018 the royalty amounted to $4.4 million (2017 - $5.0 million).

PAN AMERICAN SILVER CORP.	63

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

Dolores mine
Production from the Dolores mine is subject to underlying net smelter return royalties comprised of 2% on silver production and 3.25% on gold production. These royalties are payable to Royal Gold Inc. and were effective in full as of May 1, 2009, on the commencement of commercial production at the Dolores mine. The royalties to Royal Gold amounted to approximately $6.8 million for the year ended December 31, 2018 (2017 – $5.5 million).
Navidad project
As a result of uncertainty over the zoning, regulatory and tax laws which will ultimately apply, the Company has temporarily suspended project development activities at Navidad. The Company remains committed to the development of Navidad and to contributing to the positive economic and social development of the province of Chubut upon the adoption of a favorable legislative framework.

30. RELATED PARTY TRANSACTIONS
The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. During its normal course of operation, the Company enters into transactions with its related parties for goods and services. All related party transactions for the year ended December 31, 2018 and 2017 have been disclosed in these consolidated financial statements. Transactions with Maverix, an associate of the Company, have been disclosed in Note 13 of these consolidated financial statements.
These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.
Compensation of key management personnel
The remuneration of directors and other members of key management personnel during the year were as follows:

	2018	2017
Short-term benefits	$13,863	$10,175
Share-based payments	2,446	2,235
	$16,309	$12,410

31. SUBSEQUENT EVENTS
Tahoe Resources Inc. ("Tahoe") Acquisition
On February 22, 2019, the Company completed the acquisition of 100% of the issued and outstanding shares of Tahoe. Each Tahoe shareholder had the right to elect to receive either $3.40 in cash (the "Cash Election") or 0.2403 of a Common Share (the "Share Election") for each Tahoe share, subject in each case to pro-ration based on a maximum cash consideration of $275 million and a maximum number of Common Shares issued of 56.0 million. Tahoe shareholders who did not make an election by the election deadline were deemed to have made the Share Election. Holders of 23,661,084 Tahoe shares made the Cash Election and received all cash consideration in the amount of $3.40 per Tahoe share. The holders of 290,226,406 Tahoe shares that made or were deemed to have made, the Share Election were subject to pro-ration, and received consideration of approximately $0.67 in cash and 0.1929 of a Common Share per Tahoe share.
In addition, Tahoe shareholders received contingent consideration in the form of one contingent value right ("CVR") for each Tahoe share.  Each CVR will be exchanged for 0.0497 of a Common Share upon first commercial shipment of concentrate following restart of operations at the Escobal mine. The CVRs are transferable and have a term of 10 years.

PAN AMERICAN SILVER CORP.	64

Notes to the Consolidated Financial Statements
As at December 31, 2018 and December 31, 2017, and
 for the years ended December 31, 2018 and 2017
(Tabular amounts are in thousands of U.S. dollars, except for number of shares, options, warrants, and per share amounts, unless otherwise noted)

As a result of the acquisition of Tahoe, the Company paid $275 million in cash, issued 55,990,512 Common Shares, and issued 313,887,490 CVRs. After this share issuance, Pan American shareholders owned approximately 73%, while former Tahoe shareholders owned approximately 27%, of the shares of the combined company. The Company has determined that this transaction represents a business combination with Pan American identified as the acquirer. Based on the February 21, 2019 closing share price of Common Shares, the total consideration of the acquisition is approximately $1.1 billion. We began consolidating the operating results, cash flows and net assets of Tahoe from February 22, 2019 onwards.
Tahoe is a mid-tier publicly traded precious metals mining company with ownership interests in a diverse portfolio of mines and projects including the following principle mines: Timmins West and Bell Creek in Canada; La Arena and Shahuindo in Peru; and Escobal in Guatamela. The Escobal mine's operations have been suspended since June 2017.
As the transaction closed in February 2019, the initial allocation of the purchase price to the assets and liabilities acquired is not complete. The main areas under consideration are the values attributable to the mineral interests of each of the mines acquired. We will disclose a preliminary purchase price allocation in our first quarter 2019 condensed consolidated interim financial statements.
Acquisition related costs incurred in 2018 amounted to $10.2 million have been expensed and are presented as transaction costs as at December 31, 2018.
Authorized Share Capital
In January 2019, the Company obtained shareholder approval to increase its authorized share capital from 200 million to 400 million Common Shares without par value.
Credit Facility Renewal and Advance
The Company's four-year, $300.0 million secured revolving credit facility that matures on April 15, 2020 (the “Credit Facility”) remained undrawn as of December 31, 2018 and December 31, 2017, and the Company was in compliance with all covenants required by the Credit Facility. In February 2019, as part of the acquisition of Tahoe, the Company amended and extended its Credit Facility. The facility has been increased by $200.0 million to $500.0 million, and matures on February 1, 2023. At Pan American's option, amounts can be drawn under the revolving facility and will incur interest based on the Company's leverage ratio at either (i) LIBOR plus 1.875% to 2.750% or; (ii) The Bank of Nova Scotia's Base Rate on U.S. dollar denominated commercial loans plus 0.875% to 1.750%. Undrawn amounts under the revolving facility are subject to a stand-by fee of 0.4219% to 0.6188% per annum, dependent on the Company's leverage ratio. The Company drew down US$301 million under the Credit Facility, under LIBOR-based interest rates to fund, in part, the cash purchase price under the Tahoe arrangement and to repay, in full, and cancel Tahoe's second amended and restated revolving facility, under which US$125 million had been drawn.

PAN AMERICAN SILVER CORP.	65